                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D. C.  20549

                                      FORM 8-K

                                   CURRENT REPORT

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
                                      OF 1934

Date of report (date of earliest event reported):   June 30, 1998
                                                    ----------------------

                         Commission file number :  1-14049

                              IMS HEALTH INCORPORATED
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Delaware                                 06-1506026
-------------------------------------      -------------------------------------
       (State of Incorporation)            (I.R.S. Employer Identification No.)

    200 Nyala Farms, Westport, CT                         06880
-------------------------------------      -------------------------------------
    (Address of principal executive                     (Zip Code)
               offices)

Registrant's telephone number, including area code     (203) 222-4200
                                                       --------------

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

             Title of Class                  Name of each exchange on which
             --------------                  Each class is to be registered
             Common Stock,                   ------------------------------
        par value $.01 per share                New York Stock Exchange

                              IMS HEALTH INCORPORATED

                                 INDEX TO FORM 8-K

                                                                      PAGE(S)
                                                                      -------
ITEM 5. OTHER EVENTS                                                     3

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements: Including Financial Review and Notes          3-43

(c) Exhibits
       27.  Financial Data Schedule

SIGNATURES                                                                45

ITEM 5.  OTHER EVENTS

     On January 15, 1998, Cognizant Corporation ("Cognizant") announced a plan, subject to certain conditions, to separate into two independent, publicly traded companies ("the Distribution")--IMS Health Incorporated ("IMS Health" or "the Company") and Nielsen Media Research, Inc. ("Nielsen Media Research" or "NMR"). The transaction as contemplated in January 1998, was subject to numerous conditions, including the receipt of a tax ruling, Board approval relating to the final terms and other regulatory matters.
Concurrent with the consumation of the transaction, Cognizant will change its name to Nielsen Media Research, Inc. This document relates to IMS Health, the entity that will be legally spun by Cognizant. Notwithstanding the legal form of the distribution, whereby Cognizant will spin off IMS Health, for accounting purposes the transaction is accounted for as if Cognizant will spin off Nielsen Media Research. For financial reporting purposes, the following financial information relates to IMS Health the "accounting successor" to Cognizant. The separation creates IMS Health as the premier global provider of information solutions to the pharmaceutical and healthcare industries, and establishes an independent Nielsen Media Research, the leader in electronic audience measurement services. IMS Health consists of IMS International, Inc. (``IMS''), Erisco, Inc. ("Erisco"), Cognizant Enterprises, Inc. ("Enterprises"), Cognizant Technology Solutions Corporation ("CTS"), SSJ K.K. ("Super Systems Japan"), and an equity investment in Gartner Group, Inc. ("Gartner").

     Cognizant has received a favorable ruling from the Internal Revenue Service with respect to the tax-free treatment of the transaction. Cognizant's Board of Directors on June 15, 1998 approved the final plan, terms and conditions relating to the separation of the company including a distribution tax allocation, employee benefits and other agreements and has authorized management to execute the plan of distribution. The Board of Directors declared a dividend to shareholders of record as of the close of business on June 25, 1998 consisting of one share of IMS Health Common Stock for each share of Cognizant Common Stock. The Distribution is expected to be effected on or about June 30, 1998.

     Pursuant to Accounting Principles Board ("APB") No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of the Company have been reclassified to reflect Nielsen Media Research as discontinued operations.
As a result, IMS Health as successor to Cognizant has reflected herein reclassified MD&A and the financial statements for the three years ended December 31, 1995, 1996, and 1997, and for the (unaudited) quarters ended March 31, 1997 and 1998.

     In connection with the Distribution, Cognizant borrowed $300 million on June 24, 1998, which will be used to repay existing intercompany liabilities. This debt will be the obligation of NMR after the Distribution. In connection with the Distribution, Cognizant will contribute to IMS Health all cash in Cognizant's accounts other than (i) cash required by Cognizant (to be renamed Nielsen Media Research) to satisfy certain specified obligations and (ii) such additional cash as is necessary for the net borrowings of Cognizant (to be renamed Nielsen Media Research) to be $300 million as of the date of the Distribution.

ITEM 7.  FINANCIAL STATEMENTS; PRO FORMA FINANCIAL STATEMENTS
AND EXHIBITS

(b)  FINANCIAL STATEMENTS: INCLUDING FINANCIAL REVIEW AND NOTES

FINANCIAL REVIEW

THREE MONTHS ENDED MARCH 31, 1998 COMPARED WITH
THREE MONTHS-ENDED MARCH 31, 1997
(UNAUDITED)
DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

     Revenue for the first quarter increased by 5.1% to $240,968 from $229,305 for the first quarter of the prior year. Revenue growth for the quarter was held down by the absence of revenues from Pilot Software Inc. ("Pilot") since its divestiture and the impact of a stronger U.S. dollar. Adjusting for these items, revenue for the first quarter of 1998 increased by 14.6%. This increase reflected double-digit constant dollar revenue growth at IMS, Erisco and CTS. The impact of a stronger U.S. dollar decreased reported revenue by approximately 6% in the first quarter, including the impact of gains related to the Company's hedging strategy.

     Operating income for the first quarter decreased by 13.3% to $18,728 from $21,608 for the first quarter of the prior year. Operating income in the first quarter includes Year 2000 costs of $9,972, and one-time spin-related charges of $4,900. Adjusting for these items and the impact of a stronger U.S. dollar, operating income for the first quarter of 1998 increased by 69.1%. Adjusted operating income growth outpaced revenue growth primarily due to the absence of Pilot operating losses since its divestiture. The impact of a stronger U.S. dollar decreased reported operating income by approximately 13% in the first quarter, including the impact of gains related to the Company's hedging strategy.

     Non-operating income-net for the first quarter was $35,104 compared with $23,367 for the first quarter of the prior year. This increase is primarily related to realizing higher gains in 1998 related to Enterprises' investments ($10,415) as compared with 1997 ($5,436), and recording a pre-tax unrealized gain on Gartner stock of $7,987 corresponding to the net increase in the value of the Company's investment in Gartner ("SAB 51 Gain"); partially offset by recording, within Gartner equity income, the Company's share of an in-process R&D write-off at Gartner of $2,998.

     The Company's effective tax rate was 27.4% for the first quarter of 1998, compared with an effective tax rate of 25.8% in the comparable period of the prior year.

     Income from continuing operations in the first quarter of 1998 was $39,082, compared with $33,371 in the first quarter of the prior year, an increase of 17.1%. Excluding the items listed above, income from continuing operations increased 31.9% to $36,382 in 1998 from $29,337 in 1997.

     Income from discontinued operations net of income taxes in the first quarter of 1998 was $21,005, compared with $19,534 in the first quarter of the prior year. Income from discontinued operations net of income taxes represents the results of Nielsen Media Research. Excluding the impact of Year 2000 expenses, net of taxes in the first quarter of 1998, income from discontinued operations increased 19.4% over the comparable period in 1997.

     The Company's net income for the first quarter increased 13.6% to $60,087 from $52,905 in the first quarter of the prior year. Excluding the after-tax impact of Year 2000 costs, the one-time spin-related charges, the SAB 51 Gain, the Company's share of the in-process R&D write-off at Gartner, and gains associated with the sale of Enterprises' investments, net income for the quarter increased 22.2%.

     Basic earnings per share from continuing operations in the first quarter increased 20.0% to $.24 from $.20 in the first quarter of the prior year. Excluding the after-tax impact of the items in the preceding paragraph, basic earnings per share for the quarter increased 29.4%.

RESULTS BY BUSINESS SEGMENT

IMS

     The IMS segment consists of IMS, the leading global provider of market information and decision-support services to the pharmaceutical and healthcare industries, and Sales Technologies, a leading U.S. provider of automated sales support technologies to the pharmaceutical industry. IMS revenue for the first quarter of 1998 increased 6.5% to $223,401 from $209,822 in the first quarter of the prior year. Adjusting for the impact of a stronger U.S. dollar, revenue for the first quarter of 1998 increased by 12.6%. IMS revenue growth benefited from strong performance of its sales management products, geographic expansion, excellent growth of its electronic territory management product and strong revenue growth at Sales Technologies. IMS operating income for the first quarter of 1998 decreased 17.1% to $30,926 from $37,316 in the first quarter of the prior year. Operating income in the first quarter of 1998 includes $9,972 of costs related to Year 2000. Excluding these costs and the impact of a stronger U.S. dollar, operating income for the first quarter of 1998 increased 17.2%.

EMERGING MARKETS

     Emerging Markets includes Erisco, the premier supplier of software-based administrative and analytical solutions to the managed care industry; CTS, an outsourcer of software applications and development services specializing in Year 2000 conversion services; Super Systems Japan, a marketer of financial application software products to the Japanese market; Enterprises, the Company's venture capital unit, focused on investments in emerging healthcare businesses; and Pilot, which was sold on July 31, 1997.

     Emerging Markets revenue for the first quarter 1998 decreased 9.8% to $17,567 from $19,483 in the first quarter of the prior year. This decrease was primarily due to the absence of revenues from Pilot since its divestiture. Excluding the effect of Pilot, revenue for the first quarter of 1998 increased 48.5%, primarily due to strong growth at CTS and Erisco. Emerging Markets operating income for the first quarter of 1998 increased to $902 from an operating loss of $8,808 in the first quarter of the prior year. This increase was primarily due to the absence of losses from Pilot since its divestiture.

YEAR-ENDED DECEMBER 31, 1997 COMPARED WITH
 YEAR-ENDED DECEMBER 31, 1996

     In September 1997, the Company's voting interest in Gartner fell below 50% as a result of the exercise of Gartner employee stock options and employee stock purchases. Accordingly, in the third quarter, the Company deconsolidated Gartner (the "Gartner Deconsolidation") as of January 1, 1997 and is accounting for its ownership interest on the equity basis.

     Revenue in 1997 decreased 24.9% to $1,059,559 from $1,411,192 in 1996. This decrease primarily reflects the impact of the Gartner Deconsolidation. Revenue in 1997 increased by 10.2%, excluding Gartner revenue from both years and the impact of a stronger U.S. dollar. The increase reflects double-digit revenue performance at IMS, partially offset by Pilot, which was sold in the third quarter of 1997. IMS revenue growth benefited from strong performance of its core business services, geographic expansion and excellent growth of its electronic territory management product. The impact of a stronger U.S. dollar in 1997 decreased reported revenue by approximately 3%.

     Operating costs and selling and administrative expenses in 1997 were $743,298 compared with $1,058,853 in 1996, a decrease of 29.8%. This decrease primarily reflects the impact of the Gartner Deconsolidation. Excluding Gartner expenses from both years and sold business units in 1996, operating costs and selling and administrative expenses increased 5.2% to $743,298 in 1997 from $706,740 in 1996. This increase reflects the Company's increased spending on new revenue growth initiatives which contributed to revenue growth of 10.2% in 1997. The impact of a stronger U.S. dollar in 1997 decreased operating costs and selling and administrative expenses by approximately 3%.

     Operating income in 1997 decreased 6.6% to $227,610 from $243,707 in 1996. This decrease primarily reflects the impact of the Gartner Deconsolidation. Excluding Gartner operating income in both years and sold business units in 1996, operating income increased 21.8% to $227,610 in 1997 from $186,871 in 1996. Operating income growth outpaced revenue growth primarily due to IMS's ability to leverage its resources. The impact of a stronger U.S. dollar in 1997 decreased reported operating income by approximately 1%. The sale of Pilot, which had been generating an operating loss, enabled the Company to redeploy resources to strategic technology investments, including the initiative to accelerate Year 2000 compliance. The impact on operating income of Year 2000 compliance was $9,819 in 1997.

     Operating margin in 1997 was 21.5%, compared with 17.3% in 1996. Excluding Gartner results from both years, and discontinued business units in 1996, operating margin was 21.7% in 1997 compared with 18.9% in 1996.

     Non-operating income-net in 1997 was $94,864, compared with $5,853 in 1996. The increase was due principally to recording $65,120 of Gartner equity income in 1997 as a result of the Gartner Deconsolidation. The Company also recognized a pre-tax unrealized gain on its investment in Gartner ("SAB 51 Gain") of $14,689 (included as a separate line in the income statement) corresponding to the net increase in the underlying value of its investment in Gartner. In addition, non-operating income-net for 1997 includes gains of $39,336 related to the disposition of Enterprises' investment in WEFA Group, Inc. and a portion of its investment in TSI International, Inc. and Aspect Development, Inc., and a $29,945 loss on the sale of Pilot (included in gains from dispositions-net).

     The Company's consolidated 1997 effective tax rate was 27.4%, compared with 44.0% in 1996. The Company's lower tax rate in 1997 is due to the benefits of global tax planning strategies.

     Income from continuing operations in 1997 was $234,116, compared with $139,754 in 1996, an increase of 67.5%. This increase principally reflects IMS operating income growth, gains from dispositions-net and SAB 51 gains in 1997 and a reduction in the tax rate from 44.0% in 1996 to 27.4% in 1997 due to global tax-planning actions. It also reflects a one-time after-tax acquisition-related charge of $32,778 for in-process research and development costs associated with Gartner's acquisition of J3 Learning Corporation (the "J3 charge") in 1996. Excluding these items, income from continuing operations increased 21.3% to $216,616 in 1997 from $178,597 in 1996.

     Income from discontinued operations, net of income taxes in 1997 was $78,234, compared with $55,697 in 1996 an increase of 40.5%. Income from discontinued operations, net of income taxes represents the results of Nielsen Media Research. The increase is a result of a reduced tax rate of 27.4% in 1997 from 44.0% in 1996 and growth in Nielsen Media Research. Excluding this item and Year 2000 expenses net of taxes in 1997, income from discontinued operations increased 12.1% over the prior year.

     Net income in 1997 was $312,350, compared with $195,451 in 1996, an increase of 59.8%. This increase principally reflects the items noted above in income from continuing operations and the reduction in the discontinued operations tax rate. Excluding these items, net income increased 17.6% to $294,850 in 1997 from $250,805 in 1996.

RESULTS BY BUSINESS SEGMENT

IMS

     The IMS segment consists of IMS, the leading global provider of market information and decision-support services to the pharmaceutical and healthcare industries, and Sales Technologies, a leading U.S. provider of automated sales support technologies to the pharmaceutical industry. IMS revenue increased 8.4% in 1997 to $980,521 from $904,444 in 1996. This growth reflected strong performance of core business services, new product introductions, geographic expansion and strong revenue growth at Sales Technologies. Excluding the impact of a stronger U.S. dollar, revenue growth was 11.4%. Operating income grew 14.0% to $265,351 in 1997 from $232,827 in 1996 due to the factors described above. Operating income growth outpaced revenue growth primarily due to IMS's ability to leverage its resources. Excluding the impact of Year 2000 compliance, a stronger U.S. dollar in 1997, and sold business units in 1996, operating income grew 18.2%.

GARTNER

     Gartner is the world's leading independent provider of research and analysis on the computer hardware, software, communications and related information technology industries. As discussed earlier, the Company's voting interest in Gartner fell below 50% in September 1997. Accordingly, the Company has deconsolidated Gartner and is accounting for its ownership interest on the equity basis as of January 1, 1997. In 1997, the income statement impact of the Company's ownership interest appears in non-operating income-net as Gartner equity income and as a pre-tax unrealized gain on Gartner stock (included as a separate line in the income statement). Revenue and operating income for Gartner in 1996 were $424,382 and $60,114, respectively. Operating income was adversely affected by the J3 charge. Excluding this item, operating income was $93,347.

EMERGING MARKETS

     The Emerging Markets segment consists of Erisco, CTS, Enterprises, Pilot and Super Systems Japan. In the third quarter, the Company sold Pilot and recorded a non-cash pre-tax loss of $29,945. The segment had a 4.0% decrease in 1997 revenue to $79,038 from $82,366 in 1996, reflecting the sale of Pilot. Erisco, CTS and Super Systems Japan posted high revenue growth through the addition of new customers and new product introductions. The 1997 operating loss for the segment was $9,752, compared with $12,903 in 1996, reflecting the sale of Pilot.

RESULTS BY GEOGRAPHIC AREA

     Revenue in the United States decreased by 36.0% to $409,527 in 1997 from $639,831 in 1996. This decrease is primarily the result of the Gartner Deconsolidation. Excluding Gartner and Pilot revenue in both years, 1997
revenue in the United States increased by 18.7%.   The increase reflected a
strong performance of core business services by IMS and high revenue growth at Erisco and CTS through the addition of new customers and new product introductions.

     Revenue in Europe decreased by 16.0% to $425,695 in 1997 from $505,969 in 1996. This decrease is primarily the result of the Gartner
Deconsolidation. Excluding Gartner and Pilot revenue in both years and exluding the impact of a stronger U.S. dollar, 1997 revenue in Europe increased by 9.7%. The increase reflects continued growth at IMS. Within its European region, IMS has a large operation in Germany.

     All other non-U.S. revenue, principally in the Far East and Australia, decreased 15.5% to $224,337 in 1997 from $265,392 in 1996. The decrease is primarily the result of the Gartner Deconsolidation and the sale of Pilot. Excluding Gartner and Pilot revenue in both years and excluding the impact of a stronger U.S. dollar, all other non U.S. revenue increased by 12.6%. The region includes a large IMS operation in Japan. The non-U.S. revenue growth is due to new product introductions and geographic expansion by IMS.

YEAR-ENDED DECEMBER 31, 1996 COMPARED WITH
 YEAR-ENDED DECEMBER 31, 1995

     Revenue in 1996 increased 12.6% to $1,411,192 from $1,253,688 in 1995.
Revenue growth was held down principally by the one-time impact in 1995 of conforming fiscal quarters between the Company and Gartner ("the Gartner fiscal quarter change") and by the impact of sold business units not in the portfolio in 1996. Excluding these items, revenue growth was 15.7%. The increase reflected continued high growth at Gartner, principally from the introduction of new products and delivery options, and double-digit revenue performance at IMS, partially offset by declining revenue at Pilot. The impact of a stronger U.S. dollar in 1996 decreased revenue growth for the Company by approximately 1%.

     Operating costs and selling and administrative expenses in 1996 were $1,058,853, compared with $1,065,090 in 1995, a decrease of 0.6%. Operating costs and selling and administrative expenses in 1995 include a non-recurring charge of $87,770 ($48,010, after-tax) for costs principally associated with asset impairments, software write-offs and contractual obligations that have no future economic benefit, an incremental provision for postemployment benefit expense of $32,500 ($17,778 after tax); the Gartner fiscal quarter change and the impact of sold business units not in the portfolio in 1996. Operating costs and selling and administrative expenses in 1996 also include the J3 charge. Excluding the above-mentioned 1995 and 1996 items, operating costs and selling and administrative expenses increased 13.8% to $1,022,342 in 1996 from $898,039 in 1995, reflecting the Company's increased spending in new revenue growth initiatives which contributed to revenue growth of 15.7% in 1996. The impact of a stronger U.S. dollar in 1996 decreased operating costs and selling and administrative expense growth by less than 1%.

     Operating income in 1996 increased 260.5% to $243,707 from $67,609 in 1995. The increase reflects the impact of the 1995 and 1996 items discussed above, as well as 1995 restructuring expense of $12,800 ($7,002 after-tax). Excluding these 1995 and 1996 items, operating income increased 31.5% to $280,218 in 1996 from $213,069 in 1995. Operating income growth outpaced revenue growth, primarily due to Gartner's ability to take advantage of economies of scale and IMS's ability to leverage its resources. The impact of a stronger U.S. dollar in 1996 decreased operating income growth by approximately 3%.

     Operating margin in 1996 was 17.3%, compared with 5.4% in 1995. The increase reflects the impact of the 1995 and 1996 items described above. Excluding these items in both years, operating margin was 19.9% in 1996, compared with 17.5% in 1995.

     Non-operating income-net in 1996 was $5,853, compared with $7,880 in 1995, a decrease of 25.7%. The decrease was due principally to lower disposition gains in 1996, partially offset by lower minority interest expense related to Gartner due to the J3 charge, and the impact in 1996 of a foreign exchange hedge gain.

     The Company's consolidated 1996 effective tax rate was 44.0%, compared with 45.3% in 1995. The tax rates were computed on a separate-company basis.

     Income from continuing operations in 1996 was $139,754, compared with $41,275 in 1995, an increase of 238.6%. Excluding the after-tax impact of the items discussed in operating and non-operating income, net income increased 32.5% to $152,378 in 1996, from $114,987 in 1995.

     Income from discontinued operations, net of income taxes in 1996 was $55,697, compared with $47,606 in 1995. The increase is the result of growth in Nielsen Media Research and the absence of a non-recurring charge in 1995, net of taxes ($1,258).

     Net income in 1996 was $195,451, compared with $88,881 in 1995, an increase of 119.9%. Excluding the after-tax impact of the items discussed in operating and non-operating income, net income increased 28.0% to $208,075 in 1996, from $162,593 in 1995.

RESULTS BY BUSINESS SEGMENT

IMS

     IMS revenue increased 8.3% in 1996 to $904,444 from $835,442 in 1995. The growth reflects strong performance of core business services, new product introductions and geographic expansion at IMS; and strong revenue growth at Sales Technologies. Excluding the impact of a stronger U.S. dollar in 1996 and sold business units in both years, revenue growth was 11.2%. Operating income grew 160.6% to $232,827 in 1996 from $89,335 in 1995. The increase was primarily due to the absence in 1996 of: $53,630 of the 1995 non-recurring charge, $24,300 of the 1995 incremental provision for postemployment benefits expense, and 1995 restructuring expense of $12,800. Excluding these items, sold business units in 1996, and the impact of a stronger U.S. dollar, operating income growth was 21.3%. Operating income growth outpaced revenue growth primarily due to IMS's ability to leverage its resources.

GARTNER

     Gartner, a majority-owned subsidiary in 1995 and 1996, had 1996 revenue of $424,382, up 25.7% from $337,639 in 1995. Revenue growth was held down by the impact of a Gartner fiscal quarter change. Excluding this impact, revenue growth was 31.9%. This growth principally reflected strong gains from symposium events, consulting and technology-based training businesses.

     Operating income for Gartner increased 17.5% to $60,114 in 1996 from $51,180 in 1995. This growth was held down by the J3 charge. In addition, 1995 results include $8,200 of the incremental provision for postemployment benefits expense and the impact of the Gartner fiscal quarter change. Excluding these items, operating income grew 67.2% to $93,347 in 1996 from $55,818 in 1995. The growth in operating income was primarily due to revenue growth and Gartner's ability to take advantage of economies of scale.

EMERGING MARKETS

     Emerging Markets had a 2.2% increase in 1996 revenue to $82,366 from $80,607 in 1995. The increase reflects strong growth at CTS and the addition of new customers at Erisco and Super Systems Japan, partially offset by declining revenue at Pilot. The 1996 operating loss for the segment was $12,903, compared with $18,366 in 1995. The 1996 operating loss was due to Pilot. Results in 1995 include $16,940 of the 1995 non-recurring charge.

RESULTS BY GEOGRAPHIC AREA

     Revenue in the United States increased by 15.4% to $639,831 in 1996 from $554,518 in 1995. The increase reflected Gartner Group's introduction of new products and delivery options and new product introductions by IMS, partially offset by declining revenues at Pilot, the impact of the Gartner fiscal quarter change and the absence of revenue from sold business units no longer in the portfolio.

     Revenue in Europe increased 9.9% to $505,969 in 1996 from $460,320 in 1995, principally reflecting continued growth at IMS and Gartner Group's increased subscription services revenue and expansion into new global markets. Excluding the impact of a stronger U.S. dollar, 1996 revenue in Europe increased by 11.4%. Excluding the impact of a stronger U.S. dollar, 1996 revenue in Germany increased by 12.9%.

     All other non-U.S. revenue increased 11.1% to $265,392 in 1996 from $238,850 in 1995. Excluding the impact of a stronger U.S. dollar revenue increased by 12.9%. The non-U.S. revenue growth is due to new product introductions and geographic expansion by IMS and Gartner. Excluding the impact of a stronger U.S. dollar, 1996 revenue in Japan increased by 20.6%.

CHANGES IN FINANCIAL POSITION AT MARCH 31, 1998 COMPARED TO DECEMBER 31, 1997

NOTES RECEIVABLE AND OTHER INVESTMENTS decreased to $99,956 at March 31, 1998, from $109,712 at December 31, 1997, primarily reflecting the sale of certain Enterprises investments.

ACCRUED INCOME TAXES decreased to $42,974 at March 31, 1998, from $52,696 at December 31, 1997, primarily reflecting tax payments during 1998, partially offset by the first quarter 1998 tax provision.

CHANGES IN FINANCIAL POSITION AT DECEMBER 31, 1997 COMPARED WITH DECEMBER 31,
1996

     Cash and Cash Equivalents decreased to $312,442 at December 31, 1997 from $422,963 at December 31, 1996, primarily due to the purchase of 9,074,600 shares of the Company's common stock and the absence of Gartner's cash balance as a result of the Gartner Deconsolidation. Offsetting the above were strong operating cash flows from IMS and Nielsen Media Research and proceeds from minority interest financing in 1997.

     Accounts Receivable-Net decreased to $251,623 at December 31, 1997 from $409,018 at December 31, 1996, principally due to the Gartner Deconsolidation.

     Investment in Gartner Group of $195,695 at December 31, 1997 represents the accounting for Gartner on an equity basis, compared with consolidating Gartner results in 1996.

     Goodwill decreased to $87,430 at December 31, 1997 from $251,483 at December 31, 1996, principally due to the Gartner Deconsolidation and the sale of Pilot.

     Accrued and Other Current Liabilities decreased to $189,384 at December 31, 1997 from $246,644 at December 31, 1996, principally due to the Gartner Deconsolidation.

     Deferred Revenue decreased to $110,768 at December 31, 1997 from $291,716 at December 31, 1996, principally due to the Gartner Deconsolidation.

     Minority Interests increased to $101,209 at December 31, 1997 from $90,635 at December 31, 1996, principally due to minority interest financing offset by the Gartner Deconsolidation.

     Shareholders' Equity decreased to $801,570 at December 31, 1997 from $872,613 at December 31, 1996, principally due to the purchase of the Company's common stock, payment of dividends and the change in cumulative translation adjustment, partially offset by net income.

ADOPTION OF STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

     In 1995, the Company recorded a pre-tax charge of $87,770 that included an impairment loss of $39,070 related to long-lived assets for which management, having the authority to approve such business decisions, committed to a plan to discontinue certain product lines and dispose of certain real property.

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset. While SFAS No. 121 affected the measurement of the impairment charge noted above, it had no effect on the timing of recognition of the impairment.

     The 1995 charge principally reflected an impairment loss of $39,070 reflecting the revaluation of certain fixed assets, administrative and production systems and other intangibles that were replaced or no longer used. In addition, the Company recorded a charge of $19,800, principally related to the write-off of certain computer software product lines at Pilot. (See Note 3 to the Consolidated Financial Statements.)

     In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 "Accounting for Stock-Based Compensation", which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts as disclosed in Note 12 to the Consolidated Financial Statements.

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which simplifies existing computational guidelines, revises disclosure requirements and increases the comparability of earnings-per-share data on an international basis. Basic earnings per common share are based on the weighted average number of common shares outstanding in each year. Diluted earnings per common share assume that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds exercise price, less shares which could have been purchased by the Company with related proceeds. This statement, which has been adopted by the Company, requires restatement of all prior period earnings-per-share data presented. (See Note 2 to the Consolidated Financial Statements.)

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for periods beginning after December 15, 1997. This statement, which has been adopted by the Company requires restatement of all prior periods presented (See Note 2 to the Consolidated Financial Statements).

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which changes the way public companies report information about segments. SFAS No. 131, which is based on the management approach to segment reporting, includes requirements to report selected segment information quarterly and entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. This statement is effective for financial statements for periods beginning after December 15, 1997. This statement, which has been adopted by the Company requires restatement of all prior periods presented (See Note 20 to the Consolidated Financial Statements.)

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions And Other Postretirement Benefits", which changes current financial statement disclosure requirements from those required under SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The statement does not change the existing measurement or recognition provisions of SFAS Nos. 87, 88 or 106, and is effective for the fiscal years beginning after December 15, 1997. The Company is in the process of evaluating the disclosure requirements under this standard.

RESTRUCTURING

     In 1995, the Company recorded a $12,800 restructuring provision, primarily to write off software for product lines that were discontinued at Sales Technologies.

NON-U.S. OPERATING AND MONETARY ASSETS

     The Company operates globally, deriving a significant portion of its operating income from non-U.S. operations. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of U.S. dollar operating results. In 1997, foreign currency translation decreased U.S. dollar revenue growth and operating income growth by approximately 3% and 1%, respectively. In 1996, foreign currency translation decreased U.S. dollar revenue growth and operating income growth by approximately 1% and 3%, respectively.

     Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally in those of Switzerland, Japan and Spain. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to shareholders' equity. The effect of exchange rate changes during 1997 decreased the U.S. dollar amount of cash and cash equivalents by $11,215.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1998, cash and cash equivalents totaled $340,247. At March 31, 1997, cash and cash equivalents totaled $209,341. The increase in cash of $130,906 was primarily due to the absence in 1998 of payments for the purchase of treasury stock ($95,069) and higher proceeds from sale of businesses and investments ($16,161) and from exercise of stock options ($16,682).

     Net cash provided by operating activities totaled $13,907 for the three months ended March 31, 1998 compared with $27,726 for the comparable period in 1997. The decrease of $13,369 principally reflects a lower increase in deferred revenues ($14,604), and a net increase in Other Working Capital items ($1,988).

     Net cash used in investing activities totaled $11,313 for the three months ended March 31, 1998 compared with $27,682 for the comparable period in 1997. The decrease in cash usage of $16,369 is principally due to higher proceeds from the sale of investments in 1998 as compared with 1997 ($16,161), partially offset by cash payments for acquisitions for businesses ($2,938).

     Net cash provided by / (used in) financing activities totaled $15,663 for the three months ended March 31, 1998 compared with ($99,083) for the comparable period in 1997. The increase in cash provided by financing activities of $114,746 was primarily due to the purchase of treasury shares in 1997 ($95,069) and higher proceeds from the exercise of stock options in 1998 ($17,833), as compared with 1997 ($1,151).

     Cash flow from discontinued operations totaled $9,422 for the three months ended March 31, 1998 compared with $16,808 for the comparable period in 1997.

     At December 31, 1997, cash and cash equivalents totaled $312,442. At December 31, 1996, cash and cash equivalents totaled $422,963 (including $123,697 of Gartner cash). The decrease in cash of $110,521 was primarily due to the Gartner Deconsolidation.

     Net cash provided by operating activities was $259,465, $257,059 and $193,044 in 1997, 1996 and 1995, respectively. The increase of $2,406 in operating activities in 1997 primarily reflected increased cash from operations, improved collections of accounts receivable, the absence in 1997 of restructuring payments, and a lower level of postemployment benefit and non-recurring charge payments. These increases were partially offset by payment of income taxes in 1997 of $44,094. The increase of $64,015 in net cash provided by operating activities in 1996 primarily reflected increased cash from operations, improved collections of accounts receivable and lower postemployment benefit payments, partially offset by lower other working capital items ($54,929), lower increase in deferred revenue ($31,768), higher income tax payments ($21,416) and payments related to the 1995 non-recurring charge of ($13,096).

     Net cash used in investing activities totaled $73,456 for 1997, compared with $115,686 and $105,184 in 1996 and 1995, respectively. The decrease in cash usage in 1997 of $42,230 primarily reflected higher proceeds from the sale of businesses and investments ($43,336) and the absence of purchases of Gartner common stock ($49,419), offset in part by the absence of net proceeds from marketable securities ($27,601). The increase in cash usage in 1996 of $10,502 primarily reflected the purchase of Gartner common stock, higher payments for acquisitions and equity investments, offset in part by higher net proceeds for marketable securities and lower additions to computer software.

     Net cash (used in)/provided by financing activities totaled ($215,198) for 1997, compared with $80,609 and ($115,929) in 1996 and 1995, respectively. The increase in 1997 of cash used in financing activities primarily reflected the purchase of shares of Cognizant's common stock ($324,767) and dividend payments ($19,883); partially offset by minority interest financing $100,000 and proceeds from exercise of stock options $26,409.

     The increase in 1996 cash provided by financing activities principally reflected a net amount transferred from The Dun & Bradstreet Corporation ("D&B") as a result of Cognizant's spin-off (the "D&B spin-off") from D&B, compared with net transfers to D&B in 1995 and long-term liabilities assumed with the D&B spin-off related to prior business transactions, offset in part by the payment of short-term debt assumed with the D&B spin-off.

     Cash flow from discontinued operations totaled $53,580 for 1997 compared with $47,694 and $51,725 in 1996 and 1995, respectively.

     The Gartner Deconsolidation resulted in the elimination of the Gartner Group opening cash balances in 1997. Gartner Group cash balance as of December 31, 1996 was $123,697.

     On February 18, 1997 Cognizant announced that its board of directors had authorized a systematic stock repurchase program to buy up to 8,500,000 shares of the Cognizant's outstanding common stock. The stock purchases are deemed to be held in Treasury and reissued upon exercise of employee stock options. This program was completed on September 5, 1997 at a total cost of $299,737.

     On October 21, 1997 Cognizant announced that its board of directors had authorized a second systematic stock repurchase program to buy up to 10,000,000 shares of Cognizant's outstanding common stock. A portion of this program is intended to cover option exercises. Through December 31, 1997, 574,600 shares have been acquired at a total cost of $22,756.

     In connection with the Distribution as defined in Item 5, Cognizant borrowed $300 million, which will be used to repay existing intercompany liabilities. This debt will be the obligation of Nielsen Media Research after the distribution.

     The Company's existing balances of cash, cash equivalents and marketable securities, and cash generated from operations and debt capacity are expected to be sufficient to meet the Company's current long-term and short-term cash requirements including dividends, acquisitions and the stock repurchase programs.

YEAR 2000

     Many existing computer systems and software applications use two digits, rather than four, to record years, e.g., "98" instead of "1998". Unless modified, such systems will not properly record or interpret years after 1999, which could lead to business disruptions. This is known as the Year 2000 issue.

     The Company depends on systems and software both for its internal operations as well as for the receipt of data used in its information products and the transmission of those products to its customers. The Company began to address the Year 2000 issue in 1996. It expects to complete upgrading or replacing affected programs during 1998, with testing to be done during 1999. The operating income impact of Year 2000 compliance was $9,819 in 1997. Based on current information, the operating income impact of Year 2000 compliance in 1998 is expected to be in the range of $36,000 to $40,000. Year 2000 compliance expenditures for 1999, the final year of the project, are in the process of being determined; however, they are expected to be significantly less than in 1998. These costs are being expensed as incurred.

     In addition, the Company is communicating with its customers and data suppliers to assess their ability to address the Year 2000 issue. Failures by customers to be Year 2000 compliant could hinder their ability to make use of the company's products. Failures by data suppliers could disrupt the flow of data used in the Company's products. While the company believes most companies it deals with are addressing the issue, it is unable to determine the effect, if any, such failures might have on the Company's business or future results of operations.

     The costs of addressing the Year 2000 issue and the date on which the Company expects to complete Year 2000 compliance are based on the best estimates of management, which are derived utilizing various assumptions regarding the future events. There can be no guarantee that these estimates will be achieved, and actual results may differ materially. Specific factors that may cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area of expertise, the ability to locate and correct all relevant computer codes, and the success of customers and suppliers in addressing the Year 2000 issue.

MARKET RISK

     The Company's primary market risks are the impact of foreign exchange fluctuations on non-dollar-denominated revenue and price fluctuations on equity securities.

     In the normal course of business, the Company employs established practices and procedures to manage its exposure to fluctuations in the value of foreign currencies using a variety of financial instruments.

     The Company's objective in managing the exposure to foreign currency fluctuations is to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business activities. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to protect the value of a portion of committed and anticipated foreign currency revenues and non-functional currency assets and liabilities. The principal currencies hedged are the Japanese yen, Swiss franc, German mark and Italian lira. By policy, the Company maintains hedge coverage between minimum and maximum percentages of its anticipated foreign exchange exposures over the next year. The gains and losses on these hedges offset changes in the value of the related exposures.

     It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for speculative purposes.

     The fair value of the Company's hedging instruments are subject to change as a result of potential changes in foreign exchange rates. The potential loss in fair value for foreign exchange rate-sensitive instruments, based on a hypothetical 10% decrease in the value of U.S. dollar or, in the case of non-dollar-related instruments, the currency being purchased, was $2,600 at December 31, 1997. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

     The Company also invests in marketable securities and is subject to equity price risk. These investments are classified as available for sale and consequently, carried at fair value, with unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity. The Company does not hedge this market risk exposure. A 10% decline in the market price of these equity securities would cause the fair value of the securities to decrease by $4,800 at December 31, 1997.

DIVIDENDS

     The payment and level of cash dividends by the Company are subject to the discretion of the board of directors of the Company. The Company anticipates that it will declare a dividend equal to Cognizant's current annualized dividend of $0.12 per share. Dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of the Company.

IMS HEALTH COMMON STOCK INFORMATION

     IMS Health Common Stock has been accepted for listing on the NYSE. "When-issued" trading of IMS Health Common Stock on the NYSE has commenced and "regular way" trading on the NYSE is expected to begin on July 1, 1998. There can be no assurance as to the prices at which IMS Health Common Stock will trade either before or after the Distribution.

                         REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and Board of Directors of IMS Health Incorporated ("successor to Cognizant Corporation"):

     We have audited the accompanying consolidated statements of financial position of IMS Health Incorporated ("successor to Cognizant Corporation") as of December 31, 1997 and 1996, and the related consolidated statements of income, statement of comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made my management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMS Health ("successor to Cognizant Corporation") as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, in 1995, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of".


COOPERS & LYBRAND L.L.P.

New York, New York
February 17, 1998, except for the effect of the Distribution described in Note 3 for which the date is June 15, 1998

IMS HEALTH INCORPORATED
(ACCOUNTING SUCCESSOR TO COGNIZANT CORPORATION)

Consolidated Statements of Income


                                                                    (Unaudited)
                                                            Three Months Ended March 31,          Years Ended December 31,
                                                            ----------------------------          ------------------------
Dollar amounts in thousands, except per share data             1998           1997           1997           1996         1995
                                                               ----           ----           ----           ----         ----
OPERATING REVENUE                                           $  240,968     $  229,305     $1,059,559     $1,411,192   $1,253,688
----------------------------------------------------------------------------------------------------------------------------------
Operating Costs                                                119,592        108,700        432,654        599,800      620,407
Selling and Administrative Expenses                             80,954         72,686        310,644        459,053      444,683
Depreciation and Amortization                                   21,694         26,311         88,651        108,632      108,189
Restructuring Expense                                                0              0              0              0       12,800
----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                18,728         21,608        227,610        243,707       67,609
----------------------------------------------------------------------------------------------------------------------------------
Interest Income                                                  4,098          3,610         12,749          9,456       10,325
Interest Expense                                                  (200)          (450)        (2,293)        (1,338)        (540)
Gartner Equity Income                                           15,574         15,534         65,120              0            0
Gain from Sale of Subsidiary Stock (SAB 51)                      7,987              0         14,689              0            0
Gains from Dispositions--Net                                    10,415          5,436          9,391            200       15,124
Other Expense--Net                                              (2,770)          (763)        (4,792)        (2,465)     (17,029)
----------------------------------------------------------------------------------------------------------------------------------
Non-Operating Income--Net                                       35,104         23,367         94,864          5,853        7,880
----------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations,
   Before Provision for Income Taxes                            53,832         44,975        322,474        249,560       75,489
Provision for Income Taxes                                     (14,750)       (11,604)       (88,358)      (109,806)     (34,214)
----------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                               39,082         33,371        234,116        139,754       41,275
Income from Discontinued Operations, Net of
Income Taxes of $7,927, $6,751, $29,527,$43,764 and
$39,462 for March 31, 1998, 1997 and December 31,
1997, 1996, and 1995, respectively                              21,005         19,534         78,234         55,697       47,606
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                  $   60,087     $   52,905     $  312,350     $  195,451   $   88,881
----------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE OF COMMON STOCK
BASIC
INCOME FROM CONTINUING OPERATIONS                                $0.24          $0.20          $1.42          $0.82        $0.24
INCOME FROM DISCONTINUED OPERATIONS                               0.13           0.11           0.47           0.33         0.28
----------------------------------------------------------------------------------------------------------------------------------
BASIC EARNING PER SHARE                                          $0.37          $0.31          $1.89          $1.15        $0.52
----------------------------------------------------------------------------------------------------------------------------------
DILUTED
INCOME FROM CONTINUING OPERATIONS                                $0.23          $0.20          $1.39          $0.82        $0.24
INCOME FROM DISCONTINUED OPERATIONS                               0.13           0.11           0.47           0.33         0.28
----------------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE                                       $0.36          $0.31          $1.86          $1.15         $.52
----------------------------------------------------------------------------------------------------------------------------------
Average Number of Shares Outstanding--Basic                162,406,000    169,770,000    165,163,000    169,944,000  169,522,000
Dilutive Effect of Shares Issuable as of Period-End
 Under Stock Option Plans                                    4,276,000        178,000      1,667,000        187,000    2,061,000
Adjustment of Shares Applicable to Exercised
 Stock Options and Restricted Stock                            600,000         14,000        660,000        369,000       25,000
----------------------------------------------------------------------------------------------------------------------------------
Average Number of Shares Outstanding --Diluted             167,282,000    169,962,000    167,490,000    170,500,000  171,608,000
----------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

IMS HEALTH INCORPORATED
(ACCOUNTING SUCCESSOR TO COGNIZANT CORPORATION)

Consolidated Statements of Comprehensive Income


                                                                     (Unaudited)
                                                             Three Months Ended March 31,          Years Ended December 31,
                                                             ----------------------------          ------------------------
Dollar amounts in thousands, except per share data               1998           1997           1997           1996         1995
                                                                 ----           ----           ----           ----         ----
Net Income                                                     $60,087        $52,905       $312,350       $195,451      $88,881
----------------------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income, Net of Tax:

Foreign Currency Translation Adjustments Gains/(Losses)            903        (28,835)       (65,019)       (18,257)      22,275

Unrealized Gains/(Losses) on Securities:
   Unrealized Holding Gains/(Losses) Arising
   During the Period (Net of Tax (Expense)/
   Benefit of ($27), $3,101, ($5,128), ($17,268)
   for March 31, 1998 and 1997, December 31,
   1997 and 1996, Respectively.)                                    71         (6,589)        10,897         36,695            0

   Less:  Reclassification Adjustment for Gains
   Included in Net Income (Net of Tax Benefit
   of $2,910 and $7,032 for March 31, 1998
   and December 31, 1997, Respectively.)                        (7,710)             0        (14,942)             0            0
                                                           -----------------------------------------------------------------------
Net Unrealized Gains/(Losses)                                   (7,639)        (6,589)        (4,045)        36,695            0
                                                           -----------------------------------------------------------------------

Other Comprehensive Income/(Loss)                               (6,736)       (35,424)       (69,064)        18,438       22,275

----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                           $53,351        $17,481       $243,286       $213,889     $111,156
----------------------------------------------------------------------------------------------------------------------------------

IMS HEALTH INCORPORATED
(ACCOUNTING SUCCESSOR TO COGNIZANT CORPORATION)

Consolidated Statements of Financial Position

                                                                           (Unaudited)
                                                                             March 31,              December 31,
                                                                             ---------              ------------
Dollar amounts in thousands, except per share data                             1998           1997           1996
                                                                               ----           ----           ----
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents                                                  $  340,247     $  312,442     $  422,963
Accounts Receivable-Net                                                       250,081        251,623        409,018
Other Current Assets                                                           72,094         65,692         99,563
--------------------------------------------------------------------------------------------------------------------
   Total Current Assets                                                       662,422        629,757        931,544
--------------------------------------------------------------------------------------------------------------------
INVESTMENT IN GARTNER GROUP                                                   212,863        195,695              0
NOTES RECEIVABLE AND OTHER INVESTMENTS                                         99,956        109,712        117,706
PROPERTY, PLANT AND EQUIPMENT-NET                                             175,555        178,533        224,578
OTHER ASSETS-NET
Computer Software                                                             102,187         99,175        103,387
Goodwill                                                                       91,464         87,430        251,483
Other Assets                                                                   80,589         79,009         66,623
--------------------------------------------------------------------------------------------------------------------
   Total Other Assets-Net                                                     274,240        265,614        421,493
--------------------------------------------------------------------------------------------------------------------
Net Assets from Discontinued Operations                                       131,176        122,778         98,124
--------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                               $1,556,212     $1,502,089     $1,793,445
--------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts and Notes Payable                                                 $   41,465     $   44,441     $   40,047
Accrued and Other Current Liabilities                                         184,701        189,384        246,644
Accrued Income Taxes                                                           42,974         52,696         56,004
Deferred Revenues                                                             112,944        110,768        291,716
--------------------------------------------------------------------------------------------------------------------
   Total Current Liabilities                                                  382,084        397,289        634,411
--------------------------------------------------------------------------------------------------------------------
POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS                                     35,999         38,082         52,008
DEFERRED INCOME TAXES                                                          89,615         92,153         67,738
MINORITY INTERESTS                                                            102,891        101,209         90,635
OTHER LIABILITIES                                                              73,361         71,786         76,040
--------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                             683,950        700,519        920,832
--------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Preferred Stock, Par Value $.01 Per Share, Authorized--
 10,000,000 Shares; Outstanding--None
Series Common Stock, Par Value $.01 Per Share, Authorized--
 10,000,000 Shares; Outstanding--None
Common Stock, Par Value $.01 Per Share, Authorized--400,000,000 Shares;
 Issued 171,120,069 Shares in March 1998 and December 1997
 and 171,082,301 Shares in December 1996                                        1,711          1,711          1,711
Capital in Excess of Par                                                      808,015        808,550        805,170
Retained Earnings                                                             413,643        358,456         65,989
Treasury Stock, at cost, 8,271,396, 9,026,448 and 800,000 Shares
 in March 1998, December 1997 and 1996, respectively                         (300,250)      (323,026)       (25,200)
Cumulative Translation Adjustment                                             (75,868)       (76,771)       (11,752)
Unrealized Gains on Investments                                                25,011         32,650         36,695
--------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                    872,262        801,570        872,613
--------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $1,556,212     $1,502,089     $1,793,445
--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

IMS HEALTH INCORPORATED

(ACCOUNTING SUCCESSOR TO COGNIZANT CORPORATION)

Consolidated Statements of Cash Flows


                                                                    Three Months Ended March 31,      Years Ended December 31,
                                                                    ----------------------------      ------------------------
Dollar amounts in thousands                                               1998        1997         1997      1996        1995
                                                                          ----        ----         ----      ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income                                                              $ 60,087    $ 52,905     $312,350  $195,451    $ 88,881
Less Income from Discontinued Operations                                 (21,005)    (19,534)     (78,234)  (55,697)    (47,606)
---------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                         39,082      33,371      234,116   139,754      41,275
Reconciliation of Net Income to Net Cash
 Provided by Operating Activities:
  Depreciation and Amortization                                           21,694      26,311       88,651   108,632     108,189
  Net Gains from Dispositions                                            (10,415)     (5,436)      (9,391)     (200)    (15,124)
  Write-Off of Purchased In-Process Research and Development                  --          --           --    33,233          --
  Restructuring Provisions                                                    --          --           --        --      12,800
  Restructuring Payments                                                      --          --           --   (11,515)    (15,544)
  Postemployment Benefit Expense                                              --          --           --       666      37,632
  Postemployment Benefit Payments                                         (1,391)     (3,157)      (6,982)  (10,641)    (18,480)
  Non-Recurring Charge                                                        --          --           --        --      87,770
  Non-Recurring Charge Payments                                             (955)     (2,180)      (5,201)  (13,096)         --
  Net Increase in Accounts Receivable                                      1,543         (76)       5,878    (5,530)    (96,632)
  Net Increase in Deferred Revenue                                         2,176      16,780       10,054    22,020      53,788
  Equity Income, Net of Taxes                                             (9,181)     (8,902)     (38,040)       --          --
  Gain from Sale of Subsidiary Stock                                      (7,987)         --      (14,689)       --          --
  Minority Interests                                                       2,146          156        4,797    11,710      14,696
  Deferred Income Taxes                                                    1,973     (16,908)      48,414   (11,299)    (13,392)
  Net (Decrease) Increase in Accrued Income Taxes                         (9,722)        385      (18,822)   16,194     (35,994)
  Net (Increase) Decrease in Other Working Capital Items                 (15,056)    (13,068)     (39,320)  (22,869)     32,060
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                 13,907      27,276      259,465   257,059     193,044
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Maturities of Marketable Securities                             --          --           --   193,392      40,338
Payments for Marketable Securities                                            --          --           --  (165,791)    (70,546)
Payments for Acquisitions of Businesses                                   (2,938)         --           --   (24,386)    (10,916)
Proceeds from Sale of Businesses and Investments                          23,165       7,004       44,901     1,565      11,349
Capital Expenditures                                                      (5,972)     (8,278)     (47,020)  (57,034)    (63,524)
Additions to Computer Software                                           (10,264)    (12,132)     (49,552)  (35,039)    (56,267)
Additions to Other Assets                                                 (6,898)     (3,713)     (25,224)  (12,921)         --
Increase in Other Investments-Net                                         (6,877)    (10,768)     (10,723)  (24,423)     (2,455)
Payments for Purchase of Gartner Group Common Stock                           --          --           --   (49,419)     (8,372)
Other                                                                     (1,529)        205       14,162    58,370      55,209
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                                    (11,313)    (27,682)     (73,456) (115,686)   (105,184)
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for Purchase of Treasury Stock                                       --     (95,069)    (324,767)       --          --
Proceeds from Exercise of Stock Options                                   17,833       1,151       26,409       557          --
Dividends Paid                                                            (4,900)     (5,117)     (19,883)       --          --
Proceeds from Employee Stock Purchase Plan                                 2,733          --        1,683        --          --
Other Stock Transactions with Employees                                       --          --           --    14,377       5,149
Proceeds from Issuance of Purchased Stock Options                             --          --           --     8,699          --
Net Transfers from (to) The Dun & Bradstreet Corporation                      --          --           --    44,880    (113,051)
Minority Interest Financing                                                   --          --      100,000        --          --
Payment of Short-Term Debt                                                    --          --           --   (50,000)         --
Other                                                                         (3)        (48)       1,360    62,096      (8,027)
---------------------------------------------------------------------------------------------------------------------------------
Net Cash (Used in) Provided by Financing Activities                       15,663     (99,083)    (215,198)   80,609    (115,929)
---------------------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash and Cash Equivalents                 126      (7,244)     (11,215)   (3,063)      4,846
Change of Gartner Group to Equity Basis                                       --    (123,697)    (123,697)       --          --
Cash Flow from Discontinued Operations                                     9,422      16,808       53,580    47,694      51,725
---------------------------------------------------------------------------------------------------------------------------------
(Decrease) Increase in Cash and Cash Equivalents                          27,805    (213,622)    (110,521)  266,613      28,502
Cash and Cash Equivalents, Beginning of Period                           312,442     422,963      422,963   156,350     127,848
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Period                                $340,247    $209,341     $312,442  $422,963    $156,350
---------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash Paid during the Period for Interest                                $    200    $    450     $  2,293  $  1,463    $    425
Cash Paid during the Period for Income Taxes                            $ 22,385    $ 19,167     $ 44,094  $ 48,372    $ 26,956
Non-Cash Investing Activities
   Stock Issued in Connection with Acquisitions                         $  1,412    $      0     $      0  $      0    $      0

The accompanying notes are an integral part of the consolidated financial statements.

IMS HEALTH INCORPORATED

(ACCOUNTING SUCCESSOR TO COGNIZANT)

Consolidated Statements of Shareholders' Equity


Dollar amounts in thousands
------------------------------------------------------------------------------------------------------

                                                                     CAPITAL IN
Three Years Ended                            DIVISIONAL    COMMON     EXCESS OF   RETAINED   TREASURY
December 31, 1998                                EQUITY     STOCK     PAR VALUE   EARNINGS      STOCK

------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1995                     $ 622,253    $  --        $  --      $   --    $    --
------------------------------------------------------------------------------------------------------
Net Income                                       88,881
Net Transfers to The Dun &
     Bradstreet Corporation                    (113,051)
Change in Cumulative
     Translation Adjustment
Comprehensive Income
------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                    $ 598,083      --           --          --         --
------------------------------------------------------------------------------------------------------
Net Income                                      129,462
Net Transfers from The Dun &
     Bradstreet Corporation                      44,880
Change in Cumulative
     Translation Adjustment
Comprehensive Income
------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 1, 1996                       --        $  1,711     $795,914       --    $ (25,200)
------------------------------------------------------------------------------------------------------
Net Income                                                                          65,989
Exercise of Stock Options                                                   557
Restricted Stock Plan (41,400)                                              210
        Less: Unearned Portion                                             (210)
Purchase of Stock Options                                                 8,699
Change in Cumulative
     Translation Adjustment
Unrealized Gains on Investments

Comprehensive Income
------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                     --         $  1,711     $805,170   $ 65,989  $ (25,200)
------------------------------------------------------------------------------------------------------
Net Income                                                                         312,350
Cash Dividends ($.12 per share)                                                    (19,883)
Exercise of Stock Options (37,768)                                        1,151
Treasury Stock Reissued Under:
Exercise of Stock Options (818,925)                                       2,187                25,258
     Restricted Stock Plan (41,400)                                                             1,741
        Less: Unearned Portion                                                                 (1,741)
        Plus: Earned Portion                                                 42
     Employee  Stock  Purchase Plan
      (46,645)                                                                                  1,683
Treasury Shares Acquired (9,133,418)                                                         (324,767)

Change in Cumulative
     Translation Adjustment
Unrealized Loss on Investments--Net
     of reclassification adjustment
Comprehensive Income
------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                     --         $  1,711     $808,550   $358,456  $(323,026)
------------------------------------------------------------------------------------------------------
(Unaudited)
Net Income                                                                          60,087
Cash Dividends                                                                      (4,900)
Treasury Stock Reissued Under
     Exercise of Stock Options (675,558)                                   (535)               17,833
     Restricted Stock Plan (6,010)                                                                297
         Less: Unearned Portion                                                                  (297)
         Plus: Earned Portion                                                                     798
     Employee Stock Purchase Plan
     (47,733)                                                                                   2,733
     In  Connection  with Acquisition
     (25,751)                                                                                   1,412
Change in Cumulative Translation
   Translation Adjustment
Unrealized Loss on Investments--Net
   of reclassification adjustment
Comprehensive Income
------------------------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1998                        --         $  1,711     $808,015   $413,643  $(300,250)
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------


Dollar amounts in thousands
-------------------------------------------------------------------------------------------------------
                                             Other Comprehensive Income:
                                             ---------------------------
                                              CUMULATIVE      UNREALIZED
Three Years Ended                            TRANSLATION  GAINS (LOSSES)  COMPREHENSIVE
December 31, 1998                             ADJUSTMENT              ON         INCOME         TOTAL
                                                             INVESTMENTS
-------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1995                        $(15,770)      $   --                       $ 606,483
-------------------------------------------------------------------------------------------------------
Net Income                                                                       88,881        88,881
Net Transfers to The Dun &
     Bradstreet Corporation                                                                  (113,051)
Change in Cumulative
     Translation Adjustment                       22,275                         22,275        22,275
                                                                             ------------
Comprehensive Income                                                           $111,156
-------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                      $  6,505           --                       $ 604,588
-------------------------------------------------------------------------------------------------------
Net Income                                                                     $129,462       129,462
                                                                             ------------
Net Transfers from The Dun &
     Bradstreet Corporation                                                                    44,880
Change in Cumulative
     Translation Adjustment                      (16,817)                       (16,817)      (16,817)
                                                                             ------------
Comprehensive Income                                                           $112,645
-------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 1, 1996                       $(10,312)          --                         $762,113
-------------------------------------------------------------------------------------------------------
Net Income                                                                     $ 65,989         65,989
Exercise of Stock Options                                                                          557
Restricted Stock Plan (41,400)                                                                     210
        Less: Unearned Portion                                                                    (210)
Purchase of Stock Options                                                                        8,699
Change in Cumulative
     Translation Adjustment                       (1,440)                        (1,440)        (1,440)
Unrealized Gains on Investments                                   36,695         36,695         36,695
                                                                             ------------
Comprehensive Income                                                           $101,244
-------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                      $ (11,752)     $  36,695                       872,613
-------------------------------------------------------------------------------------------------------
Net Income                                                                     $312,350        312,350
Cash Dividends ($.12 per share)                                                                (19,883)
Exercise of Stock Options (37,768)                                                               1,151
Treasury Stock Reissued Under:
Exercise of Stock Options (818,925)                                                             27,445
     Restricted Stock Plan (41,400)                                                              1,741
        Less: Unearned Portion                                                                  (1,741)
        Plus: Earned Portion                                                                        42
     Employee  Stock  Purchase Plan
      (46,645)                                                                                   1,683
Treasury Shares Acquired (9,133,418)                                                          (324,767)

Change in Cumulative
     Translation Adjustment                       (65,019)                      (65,019)       (65,019)
Unrealized Loss on Investments--Net
     of reclassification adjustment                              (4,045)         (4,045)        (4,045)
                                                                             ------------
Comprehensive Income                                                           $243,286
-------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                      $ (76,771)    $  32,650                      $ 801,570
-------------------------------------------------------------------------------------------------------
(Unaudited)
Net Income                                                                       60,087         60,087
Cash Dividends                                                                                  (4,900)
Treasury Stock Reissued Under
     Exercise of Stock Options (675,558)                                                        17,298
     Restricted Stock Plan (6,010)                                                                 297
         Less: Unearned Portion                                                                   (297)
         Plus: Earned Portion                                                                      798
     Employee Stock Purchase Plan
     (47,733)                                                                                    2,733
     In  Connection  with Acquisition
     (25,751)                                                                                    1,412
Change in Cumulative Translation
   Translation Adjustment                             903                          903             903
Unrealized Loss on Investments--Net
   of reclassification adjustment                                (7,639)        (7,639)         (7,639)
                                                                             ------------
Comprehensive Income                                                           $53,351
-------------------------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1998                         $ (75,868)    $  25,011                      $ 872,262
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements

IMS HEALTH INCORPORATED
(ACCOUNTING SUCCESSOR TO COGNIZANT CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 1. BASIS OF PRESENTATION

     On January 15, 1998, Cognizant Corporation ("Cognizant") announced a plan, subject to certain conditions, to separate into two independent, publicly traded companies ("the Distribution")--IMS Health Incorporated ("IMS Health" or "the Company") and Nielsen Media Research, Inc. ("Nielsen Media Research" or "NMR"). The transaction as contemplated in January 1998, was subject to numerous conditions, including the receipt of a tax ruling, Board approval relating to the final terms and other regulatory matters.
Concurrent with the consumation of the transaction, Cognizant will change its name to Nielsen Media Research, Inc. This document relates to IMS Health, the entity that will be legally spun by Cognizant. Notwithstanding the legal form of the distribution, whereby Cognizant will spin off IMS Health, for accounting purposes the transaction is accounted for as if Cognizant will spin off Nielsen Media Research. For financial reporting purposes, the following financial information relates to IMS Health the "accounting successor" to Cognizant. The separation creates IMS Health as the premier global provider of information solutions to the pharmaceutical and healthcare industries, and establishes an independent Nielsen Media Research, the leader in electronic audience measurement services. IMS Health consists of IMS International, Inc. ("IMS"), Erisco, Inc. ("Erisco"), Cognizant Enterprises, Inc. ("Enterprises"), Cognizant Technology Solutions Corporation ("CTS"), SSJ K.K. ("Super Systems Japan"), and an equity investment in Gartner Group, Inc. ("Gartner").

     Cognizant has received a favorable ruling from the Internal Revenue Service with respect to the tax-free treatment of the transaction. Cognizant's Board of Directors on June 15, 1998 approved the final plan, terms and conditions relating to the separation of the company including a tax allocation distribution, employee benefits and other agreements and has authorized management to execute the plan of distribution. The Board of Directors declared a dividend to shareholders of record as of the close of business on June 25, 1998 consisting of one share of IMS Health Common Stock for each share of Cognizant Common Stock. The Distribution is expected to be effected on or about June 30, 1998.

     Pursuant to Accounting Principles Board ("APB") No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of the Company have been reclassified to reflect Nielsen Media Research as discontinued operations.
As a result, IMS Health as successor of Cognizant has reflected herein reclassified MD&A and the financial statements for the three years ended December 31, 1995, 1996, and 1997, and for the (unaudited) quarters ended March 31, 1997 and 1998.

     During 1997, the Company's voting interest in Gartner Group, Inc. ("Gartner") fell below 50% due principally to Gartner stock option exercises. Accordingly, the Company has deconsolidated its investment in Gartner and accounted for its interest on an equity basis for the year-ended December 31, 1997. The prior years' financial statements, however, continue to account for Gartner as a consolidated subsidiary.

     On November 1, 1996 (the "D&B Distribution Date"), The Dun & Bradstreet Corporation ("D&B") distributed to its shareholders all of the outstanding shares of common stock of Cognizant, then a wholly-owned subsidiary of D&B (the "D&B Distribution"). In the D&B Distribution, holders of D&B common stock received one share of Cognizant common stock for every share of D&B common stock held.

     These financial statements reflect the financial position, results of operations and cash flows of the Company as if it were a separate entity for all periods presented. D&B's historical basis in the assets and liabilities of the Company has been carried over.

     The financial statements for 1996 and 1995 also include allocations of certain D&B corporate headquarters assets (including prepaid pension assets), liabilities (including pension and postretirement benefits) and expenses (including cash management, legal, accounting, tax, employee benefits, insurance services, data services and other D&B corporate overhead) relating to the Company's businesses that were transferred to the Company from D&B. Management believes these allocations are reasonable. However, the financial information included herein for 1996

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 1. BASIS OF PRESENTATION (CONTINUED)

and 1995 may not necessarily reflect the financial position, results of operations, and cash flows had the Company been a separate entity.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION. The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries after elimination of all material intercompany accounts and transactions. Investments in companies over which the Company has significant influence but not a controlling interest are accounted for under the equity method of accounting. The Company recognizes as income any gains or losses related to the sale or issuance of stock by a consolidated subsidiary or a company accounted for under the equity basis. The financial statements of IMS and all its affiliates reflect a fiscal year ending November 30 to facilitate timely reporting of the Company's financial results.

UNAUDITED INTERIM FINANCIAL INFORMATION. The accompanying interim consolidated balance sheet as of March 31, 1998 and the consolidated statements of operations and cash flows for the three months ended March 31, 1997 and 1998 together with the related disclosures and amounts set forth in the notes are unaudited but include in management's opinion all significant adjustments, consisting of only normal recurring adjustments, which the Company considers necessary to present fairly, in all material respects, the consolidated financial position, the consolidated results of operations and cash flows for the three months ended March 31, 1997 and 1998 are not necessarily indicative of results for the entire year.

CASH EQUIVALENTS. The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents.

MARKETABLE SECURITIES. The Company values all marketable securities that mature in more than 90 days at amortized cost (which approximates market value) as it is management's intent to hold these instruments to maturity. Other marketable securities, principally consisting of equity securities, are classified as available-for-sale. Such securities are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity.

PROPERTY, PLANT AND EQUIPMENT. Buildings and machinery and equipment are depreciated over their estimated useful lives using principally the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement.

COMPUTER SOFTWARE. Direct costs incurred in the development of computer software are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Costs incurred to establish technological feasibility of a computer software product are expensed in the periods in which they are incurred. Capitalization ceases and amortization starts when the product is available for general release to customers. Computer software costs are being amortized, on a product by product basis, generally over three to five years. Annual amortization is the greater of the amount computed using (a) the ratio that gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or (b) the straight-line method over the remaining estimated economic life of the product. At each balance sheet date, the Company reviews the recoverability of the unamortized capitalized costs of computer software products by comparing the carrying value of computer software with its estimated net realizable value.

GOODWILL. Goodwill represents the excess purchase price over the fair value of identifiable net assets of businesses acquired and is amortized on a straight-line basis over seven to forty years. At each balance sheet date, the Company reviews the recoverability of goodwill, not identified with impaired long-lived assets, based on estimated

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

undiscounted future cash flow from operating activities compared with the carrying value of goodwill and recognizes any impairment on the basis of such comparison. The recognition and measurement of goodwill impairment is assessed at the business unit level.

OTHER ASSETS. Other intangibles result from acquisitions and database development and are included in other assets. Other intangibles are being amortized, using principally the straight-line method, over three to seven years.

     The Company adopted the provisions of SFAS No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in 1995. This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flow is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset. See Note 6 to the Consolidated Financial Statements.

REVENUE RECOGNITION. The Company recognizes revenue as earned, which is over the contract period or as the information is delivered or related services are performed. Amounts billed for service and subscriptions are credited to deferred revenues and reflected in operating revenue over the subscription term, which is generally one year. Software license revenue is recognized upon delivery of the software and documentation when there are no significant remaining related obligations. Revenue from post-contract customer support (maintenance) is recognized on a straight-line basis over the term of the contract.

FOREIGN CURRENCY TRANSLATION. The Company has significant investments in non-U.S. countries. Therefore, changes in the value of foreign currencies affect the Company's consolidated financial statements when translated into U.S. dollars.

     For all operations outside the United States where the Company has designated the local currency as the functional currency, assets and liabilities are translated using end-of-period exchange rates; revenues and expenses are translated using average rates of exchange. For these countries, currency translation adjustments are accumulated in a separate component of shareholders' equity whereas realized transaction gains and losses are recognized in other expense--net. For operations in countries that are considered to be highly inflationary, where he U.S. dollar is designated as the functional currency, monetary assets and liabilities are translated using end-of-period exchange rates, non-monetary accounts are translated using historical exchange rates, and all translation and transaction adjustments are recognized in other expense--net.

INCOME TAXES. Prior to the D&B Distribution, the Company was included in the Federal and certain state and non-U.S. income tax returns of D&B. The provision for income taxes in the Company's financial statements has been calculated on a separate-company basis. Income taxes paid on behalf of the Company by D&B, prior to the D&B Distribution, are included in Divisional Equity.

DIVISIONAL EQUITY. Divisional Equity includes historical investments and advances from D&B prior to the D&B Distribution, including net transfers to/from D&B, third-party liabilities paid on behalf of the Company by D&B and amounts due to/from D&B for services and other charges, as well as current-period income through the D&B Distribution Date.

ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allowance for uncollectible accounts receivable, depreciation and amortization, capitalized software costs, employee benefit plans, taxes, restructuring reserves and contingencies.

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EARNINGS PER SHARE. In 1997, the Company adopted SFAS No. 128, "Earnings Per Share". Previously reported earnings per share amounts have been restated. Basic earnings per share are calculated by dividing net income by weighted average common shares. Diluted earnings per share are calculated by dividing net income by dilutive potential common shares. Dilutive potential common shares are calculated in accordance with the Treasury stock method, which assumes that proceeds from the exercise of all options are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the securities. The computation includes the weighted average number of shares of D&B common stock outstanding through the D&B Distribution Date, reflecting the one-for-one distribution ratio, and the weighted average number of shares of Cognizant common stock outstanding since the D&B Distribution.

CONCENTRATIONS OF CREDIT RISK. IMS maintains accounts receivable balances ($228,284 and $237,279 at December 31, 1997 and 1996, respectively), principally from customers in the pharmaceutical industry.

RECLASSIFICATIONS. As discussed more fully in Note 3, the consolidated financial statements for the three month period ended March 31, 1998 and 1997, and as of and for the years ended December 1997, 1996 and 1995, have been restated to present Nielsen Media Research as discontinued operations. Certain prior-year amounts have been reclassified to conform with the current period presentation.

RECENTLY ISSUED ACCOUNTING STANDARDS: In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for periods beginning after December 15, 1997. The Company adopted this statement in the first quarter of 1998. Where applicable, earlier periods have been restated to conform with the standards set forth in SFAS No. 130. The Company's Comprehensive In come consists of net income, foreign currency translation adjustments and unrealized holding gains on securities (see Consolidated Statements of Comprehensive Income).

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions And Other Postretirement Benefits", which changes current financial statement disclosure requirements from those required under SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions". The statement does not change the existing measurement or recognition provisions of SFAS Nos. 87, 88 or 106, and is effective for the fiscal years beginning after December 15, 1997. The Company is in the process of evaluating the disclosure requirements under this standard.

     In October 1997, the AICPA issued SOP 97-2, "Software Revenue Recognition", which provides guidance on when and in what amounts revenue should be recognized for the licensing, selling, leasing or marketing of computer software. This statement is effective for the periods beginning after December 15, 1997. The Company has determined that the impact of the adoption of this standard will not have a material effect on its financial statements.

NOTE 3. REORGANIZATION AND DISCONTINUED OPERATIONS

     On January 15, 1998, Cognizant announced a plan, subject to certain conditions, to separate into two independent, publicly traded companies--IMS Health Incorporated and Nielsen Media Research, Inc. The transaction as contemplated in January 1998, was subject to numerous conditions, including the receipt of a tax ruling, Board approval relating to the final terms and other regulatory matters. Concurrent with the consumation of the transaction, Cognizant will change its name to Nielsen Media Research, Inc. This document relates to IMS Health, the entity that will be legally spun by Cognizant. Notwithstanding the legal form of the distribution, whereby Cognizant will spin off IMS Health, for accounting purposes the transaction is accounted for as if Cognizant will

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA.

NOTE 3. REORGANIZATION AND DISCONTINUED OPERATIONS (CONTINUED)

spin off Nielsen Media Research. For financial reporting purposes, the following financial information relates to IMS Health the "accounting successor" to Cognizant. The separation creates IMS Health as the premier global provider of information solutions to the pharmaceutical and healthcare industries, and establishes an independent Nielsen Media Research, the leader in electronic audience measurement services. IMS Health consists of IMS International, Inc., Erisco, Inc., Enterprises, Inc., Cognizant Technology Solutions Corporation, SSJ K.K., and an equity investment in Gartner Group, Inc.

     Cognizant has received a favorable ruling from the Internal Revenue Service with respect to the tax-free treatment of the transaction.
Cognizant's Board of Directors on June 15, 1998 approved the final plan, terms and conditions relating to the separation of the company including a distribution tax allocation, employee benefits and other agreements and has authorized management to execute the plan of distribution. The Board of Directors declared a dividend distribution to shareholders of record as of June 25, 1998 consisting of one share of IMS Health Common Stock for each share of Cognizant Common Stock. The Distribution is expected to be effected on or about June 30, 1998.

     Pursuant to Accounting Principles Board ("APB") No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of the Company have been reclassified to reflect Nielsen Media Research as discontinued operations.
As a result, IMS Health as successor of Cognizant has reflected herein reclassified MD&A and the financial statements for the three years ended December 31, 1995, 1996, and 1997, and for the (unaudited) quarters ended March 31, 1997 and 1998.

     In connection with the Distribution, Cognizant borrowed $300 million on June 24, 1998, which will be used to repay existing intercompany liabilities.
 This debt will be the obligation of NMR after the Distribution. In connection with the Distribution, Cognizant will contribute to IMS Health all cash in Cognizant's accounts other than (i) cash required by Cognizant (to be renamed Nielsen Media Research) to satisfy certain specified obligations and
(ii) such additional cash as is necessary for the net borrowings of Cognizant (to be renamed Nielsen Media Research) to be $300 million as of the date of the Distribution.

     Prior to the Distribution, Cognizant and IMS Health have entered into certain agreements , which will govern the relationship between Nielsen Media Research and IMS Health subsequent to the Distribution and provide for the allocation of tax, employee benefits and certain other liabilities and obligations arising from periods prior to the Distribution. Among other things, the agreements set forth principles to be applied in allocating certain Distribution-related costs and specify portions of contingent liabilities to be shared if certain amounts are exceeded.

     In addition, after the Distribution, IMS Health will not have any ownership interest in Nielsen Media Research (other than 800,000 shares of Nielsen Media Research Common Stock which IMS Health will own as a result of Cognizant Stock currently held by a subsidiary of IMS Health and which IMS Health has agreed to sell promptly after the Distribution Date).

     The Consolidated Financial Statements have been restated to present Nielsen Media Research as discontinued operations. Summarized data for discontinued operations is as follows:

Results of Operations

                                            (Unaudited)
                                     Three Months Ended March 31,         Years Ended December 31,
Dollar amounts in thousands                   1998        1997         1997        1996          1995
                                    --------------------------------------------------------------------
Operating Revenue                           $ 96,064    $ 86,271    $ 358,594    $ 319,404    $ 288,652
Income Before Provision for
  Income Taxes                                28,932      26,285      107,761       99,461       87,068
Provision for Income Taxes                    (7,927)     (6,751)     (29,527)     (43,764)     (39,462)
                                    --------------------------------------------------------------------
Income from Discontinued Operations         $ 21,005    $ 19,534    $  78,234    $  55,697    $  47,606
                                    --------------------------------------------------------------------
                                    --------------------------------------------------------------------

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 3. REORGANIZATION AND DISCONTINUED OPERATIONS (CONTINUED)

Net Assets of Discontinued Operations

                                (Unaudited)
                                 March 31,             December 31,
Dollar amounts in thousands         1998           1997           1996
                               -------------------------------------------
Current Assets                   $   62,085     $   64,655     $   62,918
Property Plant & Equipment           58,023         55,050         44,310
Computer Software                    45,724         43,093         35,653
Deferred Charges                     17,735         16,299         13,573
Other Assets                         21,728         21,112         23,207
Current Liabilties                  (43,318)       (43,921)       (35,830)
Other Liabilities                   (30,801)       (33,510)       (45,707)
                               -------------------------------------------
Net Assets of Discontinued
  Operations                     $  131,176     $  122,778     $   98,124
                               -------------------------------------------
                               -------------------------------------------

NOTE 4. INVESTMENT IN GARTNER

     In the first quarter of 1998, proceeds from the issuance of shares to Gartner employees, including associated tax benefits, increased Gartner's equity by $24,032 and reduced the Company's ownership interest by less than 2% to 47.2% at March 31, 1998. Accordingly, the Company recognized a pre-tax unrealized gain on Gartner stock of $7,987 corresponding to the net increase in the value of its underlying investment in Gartner. In addition, Gartner equity income for the first quarter includes the Company's share of an in-process R&D write-off at Gartner of $2,998.

     In the third quarter of 1997, the Company's voting interest in Gartner fell below 50%, principally as a result of the exercise of Gartner employee stock options and employee stock purchases. Accordingly, the Company has deconsolidated Gartner and is accounting for its ownership interest on the equity basis.

     The Company has restated the first and second quarter Statements of Income to reflect the change to equity accounting as of January 1, 1997. Generally accepted accounting principles do not permit the restatement of prior-year financial results.

     During the third and fourth quarters of 1997, the proceeds from the issuance of shares to Gartner employees, including associated tax benefits, increased Gartner's equity and reduced the Company's ownership interest by slightly less than 2%. This reduction in ownership was partially offset by an increase in Gartner treasury stock. As a result, the Company recognized as a separate line on the income statement, a pre-tax unrealized gain on its investment in Gartner ("SAB 51 Gain") of $14,689 corresponding to the net increase in the underlying value of its investment in Gartner.

     Selected financial information regarding the results of operations and financial position of Gartner is summarized below:

                                              (Unaudited)
                                        Years Ended December 31,
                                            1997        1996
---------------------------------------------------------------
Condensed Income Statement Information
Operating Revenue                         $548,539    $423,565
Operating Income                          $126,239    $ 61,624
Income Before Provision for Taxes         $134,385    $ 65,803
Net Income                                $ 79,732    $ 23,987
---------------------------------------------------------------


                                              (Unaudited)
                                        Years Ended December 31,
                                            1997        1996
---------------------------------------------------------------
Condensed Balance Sheet Information
Current Assets                            $439,356    $325,904
Non-current Assets                        $237,284    $133,031
Current Liabilities                       $338,087    $273,616
Non-current Liabilities                    $ 3,933   $   2,871
---------------------------------------------------------------

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 5. DISPOSITIONS

     During the first quarter of 1998, the Company recorded a (unaudited) $10,415 pre-tax net gain on the sale of its investments in Aspect
Development, Inc., Pegasus Systems Inc., and certain other investments which were part of Enterprises' portfolio. These sales generated cash proceeds of $23,165.

     During 1997, the Company recorded a $39,336 pre-tax gain on the sale of its investment in WEFA Group, Inc. and a portion of its investment in TSI International, Inc. and Aspect Development, Inc. These investments, which were part of Enterprises' portfolio, generated cash proceeds of $43,601.

     Additionally, in the third quarter of 1997, the Company sold Pilot and recorded a non-cash pre-tax loss of $29,945.

NOTE 6. INVESTMENT PARTNERSHIP

     Three of the Company's subsidiaries have contributed assets to, and participate in, a limited partnership. One subsidiary serves as general partner, and all other partners hold limited partnership interests. The partnership, which is a separate and distinct legal entity, is in the business of licensing database assets and computer software. In the second quarter of 1997, third-party investors contributed $100,000 to the partnership in exchange for limited partnership interests. For financial reporting purposes, the assets, liabilities, results of operations and cash flows of the partnership are included in the Company's consolidated financial statements because the Company and its subsidiaries maintain a controlling (84%) interest in the partnership. The third-parties' investments in this partnership are reflected in minority interests.

NOTE 7. NON-RECURRING CHARGES

     In the fourth quarter of 1995, the Company recorded within operating costs a charge of $87,770. This charge primarily reflected an impairment loss in connection with the adoption of the provisions of SFAS No. 121, ``Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of '' ($39,070), the write-off of certain computer software ($19,800), a provision for postemployment benefits ($7,100) under the Company's severance plan and an accrual for contractual obligations that have no future economic benefits ($21,800).

     SFAS No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In connection with this review, the Company recorded an impairment loss of $39,070 reflecting the revaluation of certain fixed assets, administrative and production systems and other intangibles that were replaced or no longer used. In addition, the Company recognized a charge of $19,800, principally related to the write-off of certain computer software product lines at Pilot.

     The provision for postemployment benefits of $7,100 represented the cost of workforce reductions. The accrual for contractual obligations that have no future economic benefits of $21,800 related to the acquisition of certain information and other services that were no longer used by the Company.

     This 1995 non-recurring charge evolved from D&B's annual budget and strategic planning process, which included a review of D&B's underlying cost structure, products and services and assets used in the business. Based upon such analysis, management, having the authority to approve such business decisions, committed in December 1995 to a plan to discontinue certain product lines and dispose of certain other assets, resulting in the charge. These decisions were not reversed or modified as a result of D&B's reorganization plan relating to the D&B Distribution, which was reviewed and, subject to certain conditions, approved by the Board of Directors of D&B on January 9, 1996.

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 8. RESTRUCTURING

     In 1995, the Company recorded a $12,800 restructuring provision primarily to write-off software for product lines that were discontinued at Sales Technologies. All restructuring actions were completed in 1996.

                                         DECEMBER 31,    CASH      DECEMBER 31,
CATEGORY                                     1995        ITEMS         1996
----------------------------------------------------------------------------
Real Estate Cost Reductions                $ 1,059     $ (1,059)          --
Discontinued Production
 and Data Collection Systems
 and Products                                4,400       (4,400)
Other                                        6,056       (6,056)          --
----------------------------------------------------------------------------
Total                                      $11,515     $(11,515)          --
----------------------------------------------------------------------------

NOTE 9. ACQUISITIONS

In 1996 and 1995, the Company acquired various companies in separate transactions that were accounted for as purchases.

     The aggregate cash purchase price of such acquisitions in 1996 totaled $24,386. The largest acquisition during 1996 was Gartner's acquisition of J3 Learning Corporation ("J3"), a leading provider of software educational materials for corporate and individual training. Gartner acquired all of the outstanding shares of J3 for consideration of $8,000 in cash, approximately $35,400 in Gartner Group Class A Common Stock, and options to purchase Gartner Group Class A Common Stock, which had a value of $1,300. Operating costs and selling and administrative expenses in 1996 include a one-time acquisition related charge of $33,233 for in-process research and development costs associated with J3.

     The aggregate purchase price of such acquisitions in 1995 totaled $10,916.

     The results of operations of all purchases are included in the Consolidated Statements of Income from the date of acquisition. Had the acquisitions that were made in fiscal 1998, 1996 and 1995 been consummated on January 1 of the year preceeding the year of acquisition, the results of these acquired operations would not have had a significant impact on the Company's consolidated results of operations for any of the years presented.

NOTE 10.           MARKETABLE SECURITIES AND OTHER
     INVESTMENTS

     Amounts included below are classified in the consolidated statements of financial position as marketable securities and other investments. Cash equivalents have been excluded from these disclosures.

                                                December 31,
                                       1997                     1996
                                              FAIR                     Fair
                                 COST        VALUE       Cost         Value
---------------------------------------------------------------------------
Debt Securities of States

and Other Subdivisions
 of the U.S.
 Government                        --           --     $23,317      $23,317
Equity Securities              $3,491      $48,463       4,357       58,320
---------------------------------------------------------------------------
Total                          $3,491      $48,463     $27,674      $81,637
---------------------------------------------------------------------------

NOTE 11. FINANCIAL INSTRUMENTS

FOREIGN EXCHANGE RISK MANAGEMENT

     The Company transacts business in virtually every part of the world and is subject to risks associated with changing foreign exchange rates. The Company's objective is to reduce earnings and cash flow volatility associated with

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 11. FINANCIAL INSTRUMENTS (CONTINUED)

foreign exchange rate changes to allow management to focus its attention on its core business activities. Accordingly the Company enters into various contracts which change in value as foreign exchange rates change to protect the value of a portion of committed and anticipated foreign currency revenues and non-functional currency assets and liabilities. By policy, the Company maintains hedge coverage between minimum and maximum percentages of its anticipated foreign exchange exposures over the next year. The gains and losses on these hedges offset changes in the value of the related exposures.

     It is the Company's policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for speculative purposes.

     The Company uses forward contracts and purchased currency options to hedge committed and anticipated foreign currency denominated revenues, respectively. The principal currencies hedged are the Japanese yen, Swiss franc, German mark and Italian lira. The Company also uses forward contracts to hedge non-functional currency assets and liabilities.

     Gains and losses on contracts hedging anticipated and committed foreign currency revenues are deferred until such revenues are recognized, and offset changes in the value of such revenues. At February 28, 1998, the notional amount hedged was $122,000. In addition, at February 28, 1998, IMS had approximately $46,000 in foreign exchange forward contracts outstanding with various expiration dates through November 1998. At December 31, 1997, the Company had unrealized deferred gains of $2,768 related to foreign currency hedge transactions. Deferred amounts to be recognized can change with market conditions and will substantially be offset by changes in the value of the related hedged transactions. The impact of foreign exchange risk management activities on operating income in 1997 was a net gain of $15,617. Gains and losses on contracts hedging non-functional currency assets and liabilities are not deferred and are included in current income in other income/expense--net.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1997, the Company's financial instruments included cash, cash equivalents, receivables, accounts payable and foreign exchange risk management contracts. At December 31, 1997, the fair values of cash, cash equivalents, receivables and accounts payable approximated carrying values due to the short-term nature of these instruments. At December 31, 1997, the notional amounts of the Company's risk management contracts were $212,000 and all contracts mature in 1998. The estimated fair values of the foreign exchange risk management contracts were determined based on quoted market prices.

CREDIT CONCENTRATIONS

     The Company continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments and does not anticipate non-performance by the counterparties. The Company would not realize a material loss as of December 31, 1997 in the event of non-performance by any one counterparty. The Company enters into transactions only with financial institution counterparties which have a credit rating of A or better. In addition, the Company limits the amount of credit exposure with any one institution.

     IMS maintains accounts receivable balances ($228,284 and $237,279 at December 31, 1997 and 1996, respectively), principally from customers in the pharmaceutical industry. The Company's trade receivables do not represent significant concentrations of credit risk at December 31, 1997 due to the high quality of its customers and their dispersion across many geographic areas.

NOTE 12. PENSION AND POSTRETIREMENT BENEFITS

     PENSION PLANS. The Company has a defined benefit pension plan covering all employees in the United States in certain of the Company's businesses. The plan is a cash balance pension plan under which 6% of creditable compensation plus interest is credited to eligible employee retirement accounts on a monthly basis. At the time of

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 12. PENSION AND POSTRETIREMENT BENEFITS (CONTINUED)

retirement, the vested employee's account balance is actuarially converted into an annuity. Pension costs are determined actuarially and are funded to the extent allowable under the Internal Revenue Code. Supplemental plans in the United States are maintained to provide retirement benefits in excess of levels allowed by ERISA. The Company's non-U.S. subsidiaries provide retirement benefits for employees consistent with local practices, primarily using defined benefit or termination indemnity plans.

Consolidated pension costs are summarized as follows:

                                 1997         1996        1995
---------------------------------------------------------------
U.S. Plans--D&B Allocation     $  --        $2,230      $1,241
U.S. Plans--Post Distribution   2,145          291         --
Non-U.S. Plans                  4,837        4,364       4,078
---------------------------------------------------------------
Total Pension Cost             $6,982       $6,885      $5,319
---------------------------------------------------------------

The components of net periodic pension cost for 1997 (1996 and 1995 are unavailable) are summarized as follows:

                                              1997
---------------------------------------------------
Service Cost                               $ 9,959
Interest Cost                               10,503
Actual Return on Plan Assets               (20,357)
Net Amortization and Deferral                6,877
---------------------------------------------------
Net Periodic Pension Cost                  $ 6,982
---------------------------------------------------

     Pension expenses related to the discontinued operations were $1,571, $2,397, and $2,397 for the years 1997, 1996, and 1995, respectively.

     In addition, during 1996 the Company recognized a pension curtailment gain of $1,895 relating to a reduced level of participation in the Company's supplemental plan and workforce reductions.

The status of all defined benefit pension plans at December 31, 1997 and 1996 (which includes both the Company and Nielsen Media Research) is as follows:


                                                                               Funded                    Unfunded
                                                                      1997          1996            1997           1996
-------------------------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets                                           $157,643      $151,724       $     --       $    --
Actuarial Present Value of Accumulated Benefit Obligation:
 Vested                                                             (112,663)     (120,602)        (5,607)        (4,857)
 Nonvested                                                            (1,900)       (1,611)            --           (296)
-------------------------------------------------------------------------------------------------------------------------
Accumulated Benefit Obligation                                      (114,563)     (122,213)        (5,607)        (5,153)
Effect of Projected Future Salary Increases                          (11,650)      (12,088)        (9,534)        (7,100)
                                                                    --------      --------       --------       --------
Projected Benefit Obligation                                        (126,213)     (134,301)       (15,141)       (12,253)
                                                                    --------      --------       --------       --------
Plan Assets in Excess of (Less Than) Projected Benefit Obligation     31,430        17,423        (15,141)       (12,253)
Unrecognized Net (Gain) Loss                                         (11,306)        3,652          3,135            478
Unrecognized Prior Service Cost (Credit)                              (6,476)       (6,547)           639            833
Unrecognized Net Transition (Asset) Obligation                        (1,818)       (1,226)            49             49
Adjustment to Recognize Minimum Liability                                 --            --             --           (123)
                                                                    --------      --------       --------       --------
Prepaid (Accrued) Pension Cost                                      $ 11,830      $ 13,302       $(11,318)      $(11,016)

     The weighted average expected long-term rate of return on pension plan assets was 9.28%, 9.31% and 9.82% for 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, the projected benefit obligation was determined using weighted average discount rates of 7.56% and 7.59%, respectively, and weighted average rates of increase in future compensation levels of 4.66% and 4.59%, respectively. Plan assets are invested in diversified portfolios that consist primarily of equity and debt securities.

     Certain employees of the Company in the United States also are eligible to participate in the Company-sponsored defined contribution plan. The Company's businesses make a matching contribution of up to 50%

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 12. PENSION AND POSTRETIREMENT BENEFITS (CONTINUED)

of the employee's contribution based on specified limits of the employee's salary. The Company's expense related to this plan was $4,666, $4,075 and $3,178 for the years 1997, 1996 and 1995, respectively. Expenses related to the discontinued operations were $2,021, $1,797, and $2,340 for the years 1997, 1996, and 1995, respectively.

POSTRETIREMENT BENEFITS. In addition to providing pension benefits, the Company provides various healthcare and life insurance benefits for retired employees. Employees at certain businesses of the Company in the United States become eligible for these benefits if they reach normal retirement age while working for the Company. Certain of the Company's subsidiaries outside the United States have postretirement benefit plans, although most participants are covered by government-sponsored or administered plans. The cost of Company-sponsored postretirement benefit plans outside the U.S. is not significant.

     The Company has recorded postretirement benefit costs totaling $1,200, $2,619 and $3,447 for the years 1997, 1996 and 1995, respectively. The cost of postretirement benefit costs for discontinued operations was not significant.

     The status of postretirement benefit plans other than pensions at December 31, 1997 and 1996 (which includes both the Company and Nielsen Media Research) is as follows:

                                             1997           1996
Accumulated Postretirement
 Benefit Obligation:
Active Employees--Eligible                $ (8,110)      $ (8,350)
Active Employees--Not Yet Eligible          (6,830)        (6,530)
                                          ------------------------
Accumulated Postretirement
Benefit Obligation                         (14,940)       (14,880)
Unrecognized Net Loss                          540            300
Unrecognized Prior Service Credit           (2,110)          (850)
------------------------------------------------------------------
Accrued Postretirement Benefit Cost       $(16,510)      $(15,430)
------------------------------------------------------------------

     At December 31, 1997 and 1996 the accumulated postretirement benefit obligation was determined using a discount rate of 7.0% and 7.5%, respectively. The assumed rate of future increases in per capita cost of covered healthcare benefits is 7.3% in 1998, decreasing gradually to 5.0% for the year 2021 and remaining constant thereafter. Increasing the assumed healthcare cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation by $2,007 and would increase annual aggregate service and interest costs by $257.

NOTE 13. EMPLOYEE STOCK PLANS

     The Company has a Key Employees Stock Incentive Plan which provides for the grant of stock options and restricted stock to eligible employees. In addition it provides an opportunity for the purchase of stock options with a prepayment equal to ten percent of the exercise price, with the remaining payment due when the options are exercised. All options have a life of ten years, vest proportionally over six years and have an exercise price equal to the fair market value of the common stock on the grant date.

     The Company adopted an Employee Stock Purchase Plan in 1998 which allows eligible employees to purchase a limited amount of common stock at the end of each quarter at a price equal to the lesser of 90% of fair market value on (a) the first trading day of the quarter, or (b) the last trading day of the quarter. Fair market value is defined as the average of the high and low prices of the shares on the relevant day.

     Gartner has several stock option and stock purchase plans. The exercise price of options granted under the plans is equal to the fair market value at the date of grant of Gartner stock. Options outstanding and exercisable were 15,496,068 and 6,670,813, respectively, at December 31, 1997, at prices ranging from $0.02 to $35.38 per share.

     In July 1997, CTS adopted a Key Employees Stock Option Plan which provides for the grant of stock options to eligible employees. Options granted under this plan may not be granted at an exercise price less than fair market value of the underlying shares on the date of grant. All such options become exercisable in April 2006 with certain acceleration provisions of the vesting period to 25% per year over four years from the grant date should an initial public

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 13. EMPLOYEE STOCK PLANS (CONTINUED)

offering or change in control occur (see Note 22). At December 31, 1997, 800,500 options were outstanding at a weighted average exercise price of $2.50 per share. None were exercisable.

     CTS also has a Key Employees' Restricted Stock Purchase Plan which allows eligible employees to purchase a limited amount of restricted common stock at the time of grant at a price equal to the fair market value on the effective date of the award. At December 31, 1997, 175,000 shares have been purchased at an average exercise price of $2.50. The restrictions lapse should an initial public offering or change in control occur.

     In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", which requires that companies with stock-based compensation plans either recognize compensation expense based on the fair value of options granted or continue to apply the existing accounting rules and disclose pro forma net income and earnings per share assuming the fair value method had been applied. The Company has chosen to continue applying Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                       Years Ended December 31,
-----------------------------------------------------------------
                                       1997      1996       1995
-----------------------------------------------------------------
Net Income

                    As reported      $312,350  $195,451   $88,881
                    Pro forma        $284,634  $188,705   $88,120
Earnings Per Share:
 Basic
                    As reported         $1.89     $1.15     $0.52
                    Pro forma           $1.72     $1.11     $0.52
 Diluted
                    As reported         $1.86     $1.15     $0.52
                    Pro forma           $1.70     $1.11     $0.52
-----------------------------------------------------------------


                                       Years Ended December 31,
-----------------------------------------------------------------
                                       1997      1996      1995
-----------------------------------------------------------------
Income from continuing operations

                    As reported      $234,116  $139,754   $41,275
                    Pro forma        $206,400  $133,008   $40,514
Earnings Per Share:
 Basic from continuing operations
                    As reported         $1.42     $0.82     $0.24
                    Pro forma           $1.25     $0.78     $0.24
 Diluted from continuing operations
                    As reported         $1.39     $0.82     $0.24
                    Pro forma           $1.23     $0.78     $0.24
-----------------------------------------------------------------

NOTE: THE PRO FORMA DISCLOSURES SHOWN ABOVE ARE NOT REPRESENTATIVE OF THE EFFECTS ON NET INCOME AND EARNINGS PER SHARE IN FUTURE YEARS.

     The fair value of the Company's stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option pricing model. The following weighted-average assumptions were used for 1997, 1996 and 1995: dividend yield of 0.3%; expected volatility of 25%; a risk-free interest rate of 5.9%; and an expected term of 4.5 years. The weighted average fair value of the Company's stock options granted in 1997, 1996 and 1995 are $13.12, $9.76 and $7.61, respectively.

     The fair value of Gartner stock options used to compute the Company's pro forma net income and earnings per share disclosures was computed in the same manner with the following weighted-average assumptions for 1997, 1996 and 1995: dividend yield of 0%; expected volatility of 40%; a risk-free interest rate of 6.0%; and an expected term of 3.5 years. The weighted average fair value of Gartner stock options granted in 1997, 1996 and 1995 are $10.12, $11.80 and $5.82, respectively.

     Immediately following the D&B Distribution, outstanding awards under the D&B Key Employees Stock Option Plans held by company employees were canceled and replaced by substitute awards under the Company's Key Employees Stock Incentive Plan. The substitute awards had the same ratio of the exercise price per option to the market

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 13. EMPLOYEE STOCK PLANS (CONTINUED)

value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions as the options they replaced.

     At December 31, 1997, outstanding options for Cognizant common stock held by Company employees, including the substitute awards mentioned above, totaled 21,922,390, of which 4,386,181 had vested and were exercisable. The option prices range from $22.99 to $44.47 per share and are exercisable over periods ending no later than 2007. At December 31, 1996, outstanding options for Cognizant common stock held by Company employees totaled 20,226,749, of which 2,168,714 had vested and were exercisable. The option prices ranged from $22.99 to $35.31 per share.

                                                 WEIGHTED
                                                  AVERAGE
                                  SHARES      EXERCISE PRICE
------------------------------------------------------------
Options Outstanding,
November 1, 1996               3,340,778          $31.13
Granted                       14,209,500          $33.37
Purchased                      2,702,700          $33.37
Exercised                        (18,467)         $30.17
Expired                           (7,762)         $33.75
-----------------------------------------
Options Outstanding,
 December 31, 1996            20,226,749          $33.00
-----------------------------------------

Granted                        3,878,237          $42.35
Exercised                       (856,693)         $30.78
Expired                       (1,325,903)         $33.19
-----------------------------------------
Options Outstanding,
December 31, 1997             21,922,390          $34.75
-----------------------------------------


                                                                       WEIGHTED-AVERAGE
    RANGE OF                      DECEMBER 31, 1997         REMAINING
    EXERCISE                   NUMBER         NUMBER       CONTRACTUAL      OPTION EXERCISE PRICES
     PRICES                  OUTSTANDING    EXERCISABLE       LIFE        OUTSTANDING    EXERCISABLE
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
$40.00 - $44.47                3,095,250              0     9.8  Years         $44.25         $44.25
$37.56 - $38.88                  338,000              0     9.5  Years         $37.58         $37.58
$30.31 - $35.31               17,285,856      3,368,490     7.7  Years         $33.43         $33.50
$22.99 - $29.91                1,203,284      1,017,691     4.5  Years         $28.07         $27.75
-------------------------------------------------------
                              21,922,390      4,386,181

THE OPTIONS OUTSTANDING AT DECEMBER 31, 1997 REFLECTS COGNIZANT OPTIONS WHICH UNDER TERMS OF THE DISTRIBTUION WILL BE CONVERTED TO IMIS HEALTH OPTIONS ON JULY 1, 1998 AND INCLUDE 4,107,012 OF OUTSTANDING OPTIONS HELD BY EMPLOYEES OF NIELSEN MEDIA RESEARCH. THE FORMULA TO CONVERT OPTIONS IS AVERAGE FAIR MARKET VALUE OF COGNIZANT SHARES FOR FIVE TRADING DAYS BEFORE SPIN-OFF DIVIDED BY AVERAGE FAIR MARKET VALUE OF THE NEWLY TRADED SHARES FOR FIVE TRADING DAYS AFTER SPIN-OFF.

NOTE 14. INCOME TAXES

Income / (Loss) from continuing operations before provision for income taxes consisted of:

                                  1997           1996           1995
-----------------------------------------------------------------------
U.S.                            $124,524       $ 66,164      $ (41,122)
Non-U.S.                         197,950        183,396        116,611
-----------------------------------------------------------------------
                                $322,474       $249,560      $  75,489
-----------------------------------------------------------------------

The provision (benefit) for income taxes consisted of:

                                  1997            1996           1995
-----------------------------------------------------------------------
U.S. Federal and State:
Current                         $ 16,883       $ 16,031        $17,759
Deferred                           1,528         25,092        (22,315)
-----------------------------------------------------------------------
                                  18,411         41,123         (4,556)

Non-U.S.:
Current                           57,221         61,660         32,451
Deferred                          12,726          7,023          6,319
-----------------------------------------------------------------------
                                  69,947         68,683         38,770
-----------------------------------------------------------------------
Total                           $ 88,358       $109,806        $34,214
-----------------------------------------------------------------------

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 14. INCOME TAXES (CONTINUED)

     The following table summarizes the significant differences between the U.S. Federal statutory taxes and the Company's provision for income taxes for consolidated financial statement purposes.

                                    1997           1996           1995
----------------------------------------------------------------------
Tax Expense at Statutory Rate   $112,866        $87,346        $26,421
State and Local Income Taxes,
 net of Federal Tax Benefit        4,683          2,636          4,866
Impact of Non-U.S. Tax
Rates and Credits                   (802)         3,943         (4,007)
Purchased In-Process R&D Costs        --         11,632            --
Goodwill                           1,397          3,709          4,457
Amortization of Intangibles      (28,296)           --             --
Other                             (1,490)           540          2,477
----------------------------------------------------------------------
Total Taxes                      $88,358       $109,806        $34,214
----------------------------------------------------------------------

The Company's deferred tax assets (liabilities) are comprised of the following at December 31:

                                    1997           1996
Deferred Tax Assets:
Operating Losses                $ 23,236        $34,224
 Intangibles                      15,107            --
 Postretirement Benefits           2,138          1,310
 Non-Recurring Charges             4,146          5,419
 Postemployment Benefits           3,923          4,969
 Bad Debts                           798            746
 Other                             6,193          9,006
 ------------------------------------------------------
                                  55,541         55,674
Valuation Allowance              (21,826)       (29,783)
-------------------------------------------------------
                                  33,715         25,891
Deferred Tax Liabilities:
 Intangibles                     (40,781)       (47,321)
 Deferred Revenue                (33,322)       (14,108)
 Marketable Securities           (20,522)       (17,268)
 Depreciation                    (10,822)        (6,086)
 Other                           (13,158)        (3,342)
 ------------------------------------------------------
                                (118,605)       (88,125)
 ------------------------------------------------------
Net Deferred Tax Liability      $(84,890)      $(62,234)
 ------------------------------------------------------

     The 1997 net deferred tax liability consists of a non-current deferred tax liability of $92,153, offset by a current deferred tax asset of $7,263 included in Other Current Assets. (See Note 19 to the Consolidated Financial Statements).

     The Company has established a valuation allowance attributable to deferred tax assets in certain U.S. state and non-U.S. tax jurisdictions where, based on available evidence, it is more likely than not that such assets will not be realized.

     Undistributed earnings of non-U.S. subsidiaries aggregated approximately $478,848 at December 31, 1997. Deferred tax liabilities have not been recognized for these undistributed earnings because it is the Company's intention to permanently reinvest such undistributed earnings outside the U.S. If such earnings are repatriated in the future, or are no longer deemed to be permanently reinvested, applicable taxes will be provided for on such amounts. It is not currently practicable to determine the amount of applicable taxes.

NOTE 15. COMMITMENTS

     Certain of the Company's operations are conducted from leased facilities, which are under operating leases. Rental expense under real estate operating leases for the years 1997, 1996 and 1995 was $19,432, $28,963, and $26,059, respectively. The totals include $387 and $446 in 1996, and 1995 respectively, for facilities usage charged by D&B or an affiliate. The minimum annual rental expense for real estate operating leases that have remaining noncancelable lease terms in excess of one year, net of sublease rentals, at December 31, 1997 was:
1998--$20,109; 1999--$20,033; 2000--$19,280; 2001--$20,381; 2002--$17,134 and an
aggregate of $19,563 thereafter.

     The Company also leases or participates in leases of certain computer and other equipment under operating leases. These leases are frequently renegotiated or otherwise changed as advancements in computer technology produce opportunities to lower costs and improve performance. Rental expense under computer and other equipment leases was

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 15. COMMITMENTS (CONTINUED)

$28,241, $23,372, and $19,265 for 1997, 1996 and 1995, respectively. At December
31, 1997, the minimum annual rental expense for computer and other equipment under operating leases that have remaining noncancelable lease terms in excess of one year was: 1998--$25,736; 1999--$24,114; 2000--$12,946; 2001--$6,830 and
2002--$5,898.

The Company has agreements with various third parties to purchase certain data processing and telecommunications services, extending beyond one year. At December 31, 1997, the purchases covered by these agreements aggregated:
1998--$13,578; 1999--$13,638; and 2000--$5,880.

NOTE 16. OTHER TRANSACTIONS WITH AFFILIATES

     Prior to the D&B Distribution, D&B provided certain centralized services (see Note 1 to the Consolidated Financial Statements) to the Company. Expenses related to these services were allocated to the Company based on utilization of specific services or, where not estimable, based on assets employed by the Company in proportion to D&B's total assets. Management believes these allocation methods are reasonable. These allocations (including data service charges beginning in 1995) were $107,200 and $116,900 in 1996 and 1995, respectively, and are included in operating costs and selling and administrative expenses in the Consolidated Statements of Income. Amounts due to D&B for these expenses are included in Divisional Equity.

     Net transfers to or from D&B, included in Divisional Equity, include advances and loans from affiliates, net cash transfers to or from D&B, third-party liabilities paid on behalf of the Company by D&B, amounts due to or from D&B for services and other charges, and income taxes paid on behalf of the Company by D&B. No interest has been charged on these transactions. The weighted average balance due from D&B was $466,938, and $452,693 for 1996 and 1995, respectively.

     The activity in the net transfers from (to) D&B account for the periods through the Distribution Date included in Divisional Equity in the Consolidated Statements of Shareholders' Equity is summarized as follows:

                                        TEN MONTHS
                                             ENDED     Year Ended
                                       OCTOBER 31,   December 31,
                                              1996           1995
D&B Services and Other Charges           $ 111,806      $ 121,673

Loans and Advances--Net                    137,639         44,917
U.S. Income Taxes                           35,434         57,596
Cash Transfers--Net                       (239,999)      (337,237)
-----------------------------------------------------------------
Net Transfers from (to) D&B              $  44,880      $(113,051)
-----------------------------------------------------------------

     In connection with the D&B Distribution, the Company received 800,000 shares of new D&B common stock and 266,666 shares of ACNielsen Corporation (``ACNielsen'') common stock. In December 1996 the Company sold such shares to D&B and ACNielsen, at fair market value, for $18,560 and $3,967, respectively. In addition, the Company assumed $69,000 of liabilities (included in Other Liabilities) which are subject to adjustment in accordance with the D&B Distribution Agreement, related to certain prior business transactions, and $50,000 of short-term debt, which was repaid in December 1996.

     For purposes of governing certain of the ongoing relationships between the Company, D&B and ACNielsen after the D&B Distribution and to provide for an orderly transition, the Company, D&B and ACNielsen have entered into various agreements including a D&B Distribution Agreement, D&B Tax Allocation Agreement, D&B Employee Benefits Agreement, Indemnity and Joint Defense Agreement, Television Audience Measurement Master Agreement, D&B Intellectual Property Agreement, D&B Shared Transaction Services Agreement, D&B Data Services Agreement and D&B Transition Services Agreement. Among other things, the agreements set forth principles to be applied in allocating certain D&B Distribution-related costs and specify portions of contingent liabilities to be shared if certain amounts are exceeded.

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 17. COGNIZANT CAPITAL STOCK

     On February 18, 1997 Cognizant Corporation announced that its board of directors had authorized a systematic stock repurchase program to buy up to 8,500,000 shares of the Cognizant's outstanding common stock. The stock purchases are held in Treasury and reissued upon exercise of employee stock options. This program was completed on September 5, 1997 at a total cost of $299,737.

     On October 21, 1997 Cognizant Corporation announced that its board of directors had authorized a second systematic stock repurchase program to buy up to 10,000,000 shares of the Cognizant's outstanding common stock. A portion of this program is intended to cover option exercises. Through December 31, 1997, 574,600 shares have been acquired at a total cost of $22,756.

     Under a Shareholder Rights Plan adopted by the Board of Directors, each certificate for a share of the Company's common stock also represents one Preferred Share Purchase Right (a "Right"). In the event a person or group (an "Acquiring Person") acquires beneficial ownership of, or commences or announces an intention to make a tender offer for more than 15% (20% in the case of an "Institutional Investor" as defined in the Shareholder Rights
Plan) of the outstanding shares of common stock, each Right entitles the holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at $225 per each one one-thousandth of a share (the "Purchase Price"). In the event a person or group becomes an Acquiring Person, or the Company is acquired in a merger or other business combination or 50% or more of its assets or earning power are sold, each holder of a Right (other than an Acquiring Person) has the right to receive common stock of the Company or the entity that engaged in such transaction, as applicable, which has a market value of two times the Purchase Price. The Rights, which do not have voting rights and are subject to adjustment in certain circumstances, expire on June 30, 2008 and are redeemable by the Company at a price of $.01 per Right under certain circumstances.

NOTE 18. LITIGATION

     The Company and its subsidiaries are involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such current legal proceedings and litigation, if decided adversely, could have a material effect on quarterly or annual operating results or cash flows when resolved in a future period. However, in the opinion of management, these matters will not materially affect the Company's consolidated financial position.

     In addition, on July 29, 1996, Information Resources, Inc. ("IRI") filed a complaint in the United States District Court for the Southern District of New York, naming as defendants D&B, A.C. Nielsen Company and IMS (the"IRI Action").

     The complaint alleges various violations of the United States antitrust laws, including alleged violations of Sections 1 and 2 of the Sherman Act. The complaint also alleges a claim of tortious interference with a contract and a claim of tortious interference with a prospective business relationship. These latter claims relate to the acquisition by defendants of Survey Research Group Limited ("SRG"). IRI alleges that SRG violated an alleged agreement with IRI when it agreed to be acquired by defendants and that the defendants induced SRG to breach that agreement.

     IRI's complaint alleges damages in excess of $350,000, which amount IRI has asked to be trebled under the antitrust laws. IRI also seeks punitive damages in an unspecified amount.

     On October 15, 1996, defendants moved for an order dismissing all claims in the complaint. On May 6, 1997 the United States District Court for the Southern District of New York issued a decision dismissing IRI's claim of attempted monopolization in the United States, with leave to replead within sixty days. The Court denied defendants' motion with respect to the remaining claims in the complaint. On June 3, 1997, defendants filed an answer denying the material allegations in IRI's complaint, and A.C. Nielsen Company filed a counterclaim alleging that IRI has made false and misleading statements about its services and commercial activities. On July 7, 1997, IRI filed an amended and restated complaint repleading its alleged claim of attempted monopolization in the United States and realleging its other claims. On August 18, 1997, defendants moved for an order dismissing the amended claims. On December 1,

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 18. LITIGATION (CONTINUED)

1997, the court denied the motion and, on December 16, 1997, defendants filed a supplemental answer denying the remaining material allegations of the amended complaint.

     In light of the potentially significant liabilities which could arise from the IRI Action and in order to facilitate the 1996 Distribution, D&B, ACNielsen (the parent company of A.C. Nielsen Company) and the Company have entered into an Indemnity and Joint Defense Agreement pursuant to which they agreed (i) to certain arrangements allocating liabilities that may arise out of or in connection with the IRI Action, and (ii) to conduct a joint defense of such action. In particular, the Indemnity and Joint Defense Agreement provides that ACNielsen will assume exclusive liability for liabilities up to the ACN Maximum Amount and that Cognizant and D&B will share liability equally for any amounts in excess of the ACN Maximum Amount. The ACN Maximum Amount will be determined by an investment banking firm as the maximum amount which ACNielsen is able to pay after giving effect to (i) any plan submitted by such investment bank which is designed to maximize the claims paying ability of ACNielsen without impairing the investment banking firm's ability to deliver a viability opinion (but which will not require any action requiring shareholder approval), and (ii) payment of related fees and expenses. For these purposes, financial viability means the ability of ACNielsen, after giving effect to such plan, the payment of related fees and expenses and the payment of the ACN Maximum Amount, to pay its debts as they become due and to finance the current and anticipated operating and capital requirements of its business, as reconstituted by such plan, for two years from the date any such plan is expected to be implemented.

     Under terms of the 1996 Distribution Agreement, as a condition to the Distribution, IMS Health and Nielsen Media Research are required to undertake to be a jointly and severally liable to D&B and ACNielsen for Cognizant's obligations under the 1996 Distribution Agreement. IMS Health and Nielsen Media Research have agreed that, as between themselves, IMS Health will assume 75%, and Nielsen Media Research will assume 25%, of any payments to be made in respect of the IRI Action under the Indemnity and Joint Defense Agreement or otherwise, including any legal fees and expenses related thereto incurred in 1999 or thereafter. IMS Health has agreed to be fully responsible for any legal fees and expenses incurred during 1998. Nielsen Media Research's aggregate liability to IMS Health for payments in respect of the IRI Action and certain other contingent liabilities shall not exceed $125 million.

     Management of the Company is unable to predict at this time the final outcome of this matter or whether the resolution of this matter could materially affect the Company's results of operations, cash flows or financial position.

NOTE 19. SUPPLEMENTAL FINANCIAL DATA

Accounts Receivable--Net:

                                                   1997           1996
----------------------------------------------------------------------
Trade                                         $ 204,317      $ 358,572
Less: Allowance for Doubtful Accounts            (3,905)       (11,697)
Unbilled Receivables                             34,232         31,316
Other                                            16,979         30,827
----------------------------------------------------------------------
                                              $ 251,623      $ 409,018
----------------------------------------------------------------------

Other Current Assets:
                                                   1997           1996
----------------------------------------------------------------------
Deferred Income Taxes                         $   7,263      $   5,504
Prepaid Expenses                                 32,114         45,680
Inventories                                      26,315         26,103
Marketable Securities                                --         22,276
----------------------------------------------------------------------
                                              $  65,692      $  99,563
----------------------------------------------------------------------

Property, Plant and Equipment--Net, Carried at Cost, Less Accumulated
Depreciation and Amortization:
                                                   1997           1996
----------------------------------------------------------------------
Buildings                                     $  92,291      $ 101,691
Machinery and Equipment                         229,610        294,123
Less: Accumulated Depreciation                 (162,660)      (202,278)
Leasehold Improvements, less:
 Accumulated Amortization of
 $11,310 and $18,005                             12,636         19,222
Land                                              6,656         11,820
----------------------------------------------------------------------
                                              $ 178,533      $ 224,578
----------------------------------------------------------------------

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 19. SUPPLEMENTAL FINANCIAL DATA (CONTINUED)

Computer Software and Goodwill:
                                               COMPUTER
                                               SOFTWARE       GOODWILL
----------------------------------------------------------------------
January 1, 1996                                $110,099       $230,888
Additions at Cost                                35,039         60,484
Amortization                                    (32,781)       (17,094)
Other Deductions, Additions
 and Reclassifications                           (8,970)       (22,795)
----------------------------------------------------------------------
December 31, 1996                               103,387        251,483
Additions at Cost                                49,552          1,554
Amortization                                    (32,785)        (8,810)
Other Deductions and
 Reclassifications (1)                          (20,979)      (156,797)
----------------------------------------------------------------------
DECEMBER 31, 1997                              $ 99,175       $ 87,430
----------------------------------------------------------------------

(1) The significant decrease in Goodwill during 1997 is primarily related to the deconsolidation of Gartner.

     Accumulated amortization of Computer Software was $147,501 and $127,462 at December 31, 1997 and 1996, respectively. Accumulated amortization of Goodwill was $40,399 and $67,366 at December 31, 1997 and 1996, respectively.

Accounts and Notes Payable:
                                                   1997           1996
Trade                                           $21,994        $20,760
Taxes Other Than Income Taxes                    13,736         13,714
Notes                                               458            464
Other                                             8,253          5,109
----------------------------------------------------------------------
                                                $44,441        $40,047
----------------------------------------------------------------------

     The Company has short-term borrowing arrangements with several banks to provide up to $39,400 of borrowings at December 31, 1997. None of these arrangements had material commitment fees or compensating balance requirements.

Accrued and Other Current Liabilities:
                                                   1997           1996
Salaries, Wages, Bonuses and
 Other Compensation                            $ 60,159       $ 73,856
Postemployment Benefits                           4,073          7,991
Other                                           125,152        164,797
----------------------------------------------------------------------
                                               $189,384       $246,644
----------------------------------------------------------------------

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 20. OPERATIONS BY BUSINESS SEGMENT

As described in Note 3, the business segments have been restated to reflect Nielsen Media Research as a discontinued operation.

In June 1997, the FASB issued SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information". The Company has adopted SFAS No. 131 for the year ended December 31, 1997, and as required has restated the prior years in order to conform to the 1997 presentation. The Company, operating globally in approximately 80 countries, delivers information, software and related services principally through these strategic business segments referenced below.

IMS is the leading global provider of market information and decision-support services to the pharmaceutical and healthcare industries. Gartner is the world's leading independent provider of research and analysis on the computer hardware, software, communications and related information technology (IT) industries. The company's subscribers receive research and analysis about significant IT industry development and trends.

Emerging Markets includes Erisco, the premier supplier of software-based administrative and analytical solutions to the managed care industry; CTS, an outsourcer of software applications and development services specializing in Year 2000 conversion services; Super Systems Japan, a marketer of financial application software products to the Japanese market; Enterprises, the Company's venture capital unit, focused on investments in emerging healthcare businesses; and Pilot, which was sold on July 31, 1997.

The accounting policies of these reportable segments are the same as those described for the consolidated entity. The Company evaluates the performance of its operating segments based on revenue and income from operations.

                                                                                  EMERGING
                                                                IMS             MARKETS (2)(10)          TOTAL
                                                            ---------------------------------------------------
Three Months Ended March 31, 1998
(Unaudited)
OPERATING REVENUE                                             $223,401             $17,567            $240,968
SEGMENT OPERATING INCOME                                      $ 30,926             $   902            $ 31,828
General Corporate Expenses (2) (8)                                                                    $(13,100)
Interest Income (3)                                           $  2,060             $    32            $  2,092
Interest Expense (4)                                          $   (184)                               $   (184)
Non-Operating Income--Net
   Gartner Equity Income                                                                              $ 15,574
   Gain on Gartner Stock (SAB 51)                                                                     $  7,987
   Gains from Dispositions-Net (9)                                                 $ 7,555            $  7,555
   Other- Net                                                                                         $  2,080
--------------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before
     Provision for Income Taxes                                                                       $ 53,832
Provision for Income Taxes                                                                            $(14,750)
--------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                                                     $ 39,082
Income from Discontinuted Operations, Net of
     Income Taxes                                                                                     $ 21,005
--------------------------------------------------------------------------------------------------------------
Net Income                                                                                            $ 60,087
--------------------------------------------------------------------------------------------------------------

Three Months Ended March 31, 1997
(Unaudited)
OPERATING REVENUE                                             $209,822             $19,483            $229,305
SEGMENT OPERATING INCOME                                      $ 37,316             $(8,808)           $ 28,508
General Corporate Expenses (2) (8)                                                                    $ (6,900)
Interest Income (3)                                           $  1,097             $    61            $  1,158
Interest Expense (4)                                          $   (221)            $  (229)           $   (450)
Non-Operating Income--Net
   Gartner Equity Income                                                                              $ 15,534
   Gains from Dispositions-Net                                                     $ 5,436            $  5,436
   Other- Net                                                                                         $  1,689
Income from Continuing Operations Before
     Provision for Income Taxes                                                                       $ 44,975
--------------------------------------------------------------------------------------------------------------
Provision for Income Taxes                                                                            $(11,604)
--------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                                                                     $ 33,371
Income from Discontinuted Operations, Net of
      Income Taxes                                                                                    $ 19,534
--------------------------------------------------------------------------------------------------------------
Net Income                                                                                            $ 52,905
--------------------------------------------------------------------------------------------------------------

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 20. OPERATIONS BY BUSINESS SEGMENT (CONTINUED)

                                                                                                      EMERGING
Year Ended December 31, 1997                                       IMS           GARTNER(1)          MARKETS(2)(10)          TOTAL
OPERATING REVENUE                                             $980,521                                $ 79,038        $1,059,559
SEGMENT OPERATING INCOME                                      $265,351                                $ (9,752)       $  255,599
General Corporate Expenses                                                                                               (27,989)
Interest Income (3)                                              4,441                                     140             4,581
Interest Expense (4)                                              (679)                                   (109)             (788)
Non-Operating Income--Net
 Gartner Equity Income (1)                                                                                                65,120
 Gains from Dispositions--Net                                                                            9,391             9,391
 Non-Operating Income--Other--Net                                                                                         16,560
--------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before
      Provision for Income Taxes                                                                                     $  322,474
Provision for Income Taxes                                                                                            $  (88,358)
Income from Discontinued Operations,
  Net of Income Taxes (4)                                                                                             $   78,234
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                                            $  312,350
Segment Depreciation and Amortization                         $ 76,375                                $ 11,139        $   87,514
Segment Capital Expenditures                                  $ 41,932                                $  4,304        $   46,236
IDENTIFIABLE ASSETS AT DECEMBER 31, 1997 (6)                  $855,789                                $147,628        $1,003,417

Year Ended December 31, 1996
OPERATING REVENUE                                             $904,444            $424,382            $ 82,366        $1,411,192
Write-Off of Purchased In Process Research &
  Development                                                                     $ 33,233                               $33,233

SEGMENT OPERATING INCOME / (Loss)                             $232,827            $ 60,114            $(12,903)       $  280,038
General Corporate Expenses                                                                                               (36,331)
Interest Income (3)                                              3,597               3,982                 221             7,800
Interest Expense (4)                                            (1,043)                                   (295)           (1,338)
Non-Operating Expense--Other--Net                                                                                           (809)
Gains from Dispositions--Net                                                                               200               200
--------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before
  Provision for Income Taxes                                                                                          $  249,560
Provision for Income Taxes                                                                                            $ (109,806)
Income from Discontinued Operations,
  Net of Income Taxes (4)                                                                                             $   55,697
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                                            $  195,451
Segment Depreciation and Amortization                         $ 80,313            $ 15,934            $ 12,181        $  108,428
Segment Capital Expenditures                                  $ 37,862            $ 15,918            $  3,254        $   57,034
IDENTIFIABLE ASSETS AT DECEMBER 31, 1996 (6)                  $756,966            $497,242            $206,825        $1,461,033

Year Ended December 31, 1995
OPERATING REVENUE                                             $835,442            $337,639            $ 80,607        $1,253,688
Restructuring Expense                                         $ 12,800                                                $   12,800
Post-Employment Benefit Expense (7)                           $ 24,300            $  8,200                            $   32,500
Non-Recurring Charge (8)                                      $ 53,630                                $ 16,940        $   70,570

SEGMENT OPERATING INCOME / (Loss)                             $ 89,335            $ 51,180            $(18,366)       $  122,149
General Corporate Expenses                                                                                               (54,540)
Interest Income (3)                                              6,005               2,761                 330             9,096
Interest Expense (4)                                              (499)                                    (41)             (540)
Non-Operating Expense--Other--Net                                                                                        (16,340)
Gains from Dispositions--Net                                     4,524              10,600                                15,664
--------------------------------------------------------------------------------------------------------------------------------
Income from Continuing Operations Before
      Provision for Income Taxes                                                                                      $   75,489
Provision for Income Taxes                                                                                            $  (34,214)
Income from Discontinued Operations,
  Net of Income Taxes (5)                                                                                             $   47,606
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                                                            $   88,881
Segment Depreciation and Amortization                         $ 84,641            $ 11,987            $ 11,561        $  108,189
Segment Capital Expenditures                                  $ 29,935            $ 19,657            $  2,532        $   52,124
IDENTIFIABLE ASSETS AT DECEMBER 31, 1995 (6)                  $768,684            $355,088            $132,568        $1,256,340

(1) The Company maintained a majority interest in Gartner during 1995 and 1996 and accordingly, reflected Gartner on a consolidated basis. During 1997, The Company's voting interest in Gartner fell below 50%. Gartner's results for 1997 are therefore reflected as Gartner Equity Income and included in Non-Operating Income--Net.
(2)  Intersegment sales of $3,734, $2,385, $11,092, $8,877 and $7,929 in March
     31, 1998 and 1997 and December 31, 1997, 1996 and 1995, respectively, consisting primarily of sales from CTS to IMS and Nielsen Media Research have been excluded. The intersegment sales associated with discontinued operations were $1,358, $880, $4,365, $2,436 and $707 for March 31, 1998
     and 1997 and December 31, 1997, 1996 and 1995, respectively.
(3) Interest income excludes amounts recorded at corporate of $2,006, $2,458, $8,168, $1,656 and $1,229 for March 31, 1998 and 1997 and December 31,
     1997, 1996 and 1995, respectively.
(4) Interest expense excludes amounts recorded at corporate of $16 and $1,505 for March 31, 1998 and December 31, 1997.
(5) Income from Discontinued Operations, Net of Income Taxes includes taxes of $7,928, $6,751, $29,527, $43,764 and $39,462 for for March 31, 1998 and
     1997 and December 31, 1997, 1996 and 1995, respectively.
(6) Total Assets include Net Assets of Discontinued Operations of $122,778, $98,124, and $90,121 for 1997, 1996 and 1995, respectively. Assets of
     $375,894, $234,288 and $52,362 at December 31, 1997, 1996 and 1995,
     respectively, include cash and cash equivalents, investment in Gartner and Property, Plant and Equipment not identified with business segments and represent the reconciling items between total identifiable assets and Net Assets of Discontinued Operations (Note 4) and the Company's total assets.
(7) Post-employment benefit expense excluded amounts recorded at corporate of $666 and $5,132 for 1996 and 1995, respectively.
(8) Non-recurring charge expense excludes amounts recorded at corporate of $17,200 for 1995
(9) Gains from Dispositions-Net excludes amounts recorded at Corporate of $2,860 at March 31, 1998.
(10) As described in Note 22, CTS has filed a registration statement with the SEC with respect to an underwritten offering. The initial public offering, which closed on June 24, 1998, established CTS as an independent publically traded company. As such, further separate financial information is available for this company as a 1933 Act Registrant; included in Note 22 is selected financial data on CTS.

     DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

     NOTE 20. OPERATIONS BY BUSINESS SEGMENT (CONTINUED)


FINANCIAL INFORMATION BY COUNTRY:(1)


                                        UNITED STATES     UNITED KINGDOM          ALL OTHER (3)        TOTAL
YEAR ENDED DECEMBER 31, 1997
OPERATING REVENUE (2)                     $409,527             $43,299            $606,733          $1,059,559
LONG-LIVED ASSETS                         $242,974             $54,028            $134,145          $  431,147
Year Ended December 31, 1996
Operating Revenue (2)                     $639,831             $82,727            $688,634          $1,411,192
Long-Lived Assets                         $430,020             $73,153            $142,898          $  646,071
Year Ended December 31, 1995
Operating Revenue (2)                     $554,518             $69,614            $629,556          $1,253,688
Long-Lived Assets                         $383,685             $65,281            $155,755          $  604,721

(1) The above table reflects the deconsolidation of Gartner and the sale of Pilot, in 1997.
(2) Revenue relates to external customers and is primarily attributable to the country of domicile.
(3) Included in All others is non U.S. revenue of which $382,396, $423,242 and $390,706 in 1997, 1996 and 1995 respectively is in Europe, with the largest operation in Germany; and non European revenue of $224,337, $265,392 and $238,850 in 1997, 1996 and 1995 respectively which includes the Far East and Australia region, with a large operation in Japan.

NOTE 21. QUARTERLY FINANCIAL DATA (UNAUDITED)

Historical numbers are restated to reflect Nielsen Media Research as discontinued operations.


                                                            THREE MONTHS ENDED
                                         MARCH 31 (1)    JUNE 30 (1)  SEPTEMBER 30    DECEMBER 31    FULL YEAR
1997
OPERATING REVENUE                         $229,305       $251,076       $251,130       $328,048     $1,059,559
OPERATING INCOME                          $ 21,608       $ 39,355       $ 59,174       $107,473     $  227,610
INCOME FROM CONTINUING OPERATIONS,
    NET OF INCOME TAXES                   $ 33,371       $ 29,975       $ 59,492       $111,278     $  234,116
INCOME FROM DISCONTINUED OPERATIONS,
  NET OF INCOME TAXES                     $ 19,534       $ 30,080       $ 17,574       $ 11,046     $   78,234
NET INCOME                                $ 52,905       $ 60,055       $ 77,066       $122,324     $  312,350

EARNINGS PER SHARE OF COMMON STOCK

BASIC
INCOME FROM CONTINUING OPERATIONS         $   0.20       $   0.18       $   0.36       $   0.68     $     1.42
INCOME FROM DISCONTINUED OPERATIONS       $   0.11       $   0.18       $   0.11       $   0.07     $     0.47
NET INCOME                                $   0.31       $   0.36       $   0.47       $   0.75     $     1.89
DILUTED
INCOME FROM CONTINUING OPERATIONS         $   0.20       $   0.18       $   0.35       $   0.66     $     1.39
INCOME FROM DISCONTINUED OPERATIONS       $   0.11       $   0.18       $   0.11       $   0.07     $     0.47
NET INCOME                                $   0.31       $   0.36       $   0.46       $   0.73     $     1.86

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 21. QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)


                                                                  THREE MONTHS ENDED
                                            MARCH 31 (1)     JUNE 30 (1)     SEPTEMBER 30     DECEMBER 31     FULL YEAR
1996
Operating Revenue                              $293,198        $337,509        $344,365        $436,120      $1,411,192
Operating Income(2)                            $ 35,439        $ 57,291        $ 34,498        $116,479      $  243,707
Income from Continuing Operations,
  Net of Income Taxes                          $ 20,096        $ 29,087        $ 25,468        $ 65,103      $  139,754
Income from Discontinued Operations,
  Net of Income Taxes                          $ 13,181        $ 13,788        $ 14,390        $ 14,338      $   55,697
Net Income                                     $ 33,277        $ 42,875        $ 39,858        $ 79,441      $  195,451

Earnings Per Share of Common Stock

Basic
Income from Continuing Operations               $  0.12         $  0.17         $  0.15         $  0.38       $    0.82
Income from Discontinued Operations             $  0.08         $  0.08         $  0.08         $  0.09       $    0.33
Net Income                                      $  0.20         $  0.25         $  0.23         $  0.47       $    1.15
Diluted
Income from Continuing Operations               $  0.12         $  0.17         $  0.15         $  0.38       $    0.82
Income from Discontinued Operations             $  0.08         $  0.08         $  0.08         $  0.09       $    0.33
Net Income                                      $  0.20         $  0.25         $  0.23         $  0.47       $    1.15

(1) 1997 quarterly results have been restated to reflect the deconsolidation of Gartner.
(2) Includes a one-time acquisition-related charge of $33,233 related to Gartner's acquisition of J3 Learning Corporation in the third quarter.

NOTE 22. SUBSEQUENT EVENT (UNAUDITED)

     On March 23, 1998, the Cognizant announced the signing of two definitive agreements to acquire Walsh International Inc. ("Walsh"), which develops and markets leading-edge sales force automation systems for pharmaceutical companies, and Pharmaceutical Marketing Services Inc. ("PMSI"), which provides information services to pharmaceutical and healthcare companies in the U.S., Europe and Japan. These acquisitions are separate transactions and will be accounted for as purchases. A one-time, non-cash charge to write-off in-process research and development is expected, in the range of $110,000 to $125,000 for both acquisitions combined. The transactions have been independently authorized by Cognizant, Walsh and PMSI boards of directors, and are subject to approval by Walsh and PMSI shareholders.

     Under terms of the Walsh agreement, Walsh shareholders will receive
 .3041 shares of Cognizant Corporation common stock per Walsh share (or, based on a Cognizant share price of $51.792, consideration of approximately $167,000). Currently Walsh has approximately 10.6 million of shares outstanding. Cognizant issued 3,324,533 shares from treasury stock to consummate the Walsh acquisition. In connection with the Distribution, Walsh will become part of IMS Health. The transaction was closed on June 24, 1998.

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA

NOTE 22. SUBSEQUENT EVENT (UNAUDITED)

     The PMSI acquisition will not be completed until after the Distribution and therefore, PMSI stockholders will receive, in lieu of Cognizant Common Stock, IMS Health Common Stock pursuant to a formula designed to recalibrate the collar computations based on the relative value of IMS Health to the total value of IMS Health and Nielsen Media Research following the distribution. PMSI shareholders will receive .3110 shares of IMS Health common stock per PMSI share (or, based on a Cognizant share price of $46.613, consideration of approximately $180,000). The number of shares received for PMSI is subject to a collar adjustment based on the price of IMS Health common stock during a period prior to the closing of the acquisition. The Company expects to issue approximately 3,875,000 shares of common stock to consummate the transaction. The acquisition of PMSI is also subject to the receipt of regulatory and other required approvals.

     On June 19, 1998, CTS filed a final registration statement with the SEC with respect to its initial public offering of 2,917,000 shares of Class A Common Stock, par value $0.01 per share, of CTS (3,354,550 if the underwriters' over-allotment option granted by Cognizant is exercised in full). Of such shares, 2,500,000 were offered by CTS and 417,000 shares were offered by Cognizant of the total proceeds, CTS will use approximately $6.5 million to repay intercompany debt. Upon completion of the offering, the Company is expected to hold approximately 71% of the outstanding stock of CTS and accordingly, will continue to consolidate CTS results within its financial statements. The transaction closed on June 24, 1998 and is expected to result in a significant one-time gain to the Company to be reflected in the quarter ended June 30, 1998.

     Included below is selected financial data on CTS:


                                     1997          1996           1995
 Operating Revenue                 $24,744       $12,032         $7,175
 Net Income                          1,028           642            461
 Depreciation and Amortization       1,358           819            376
 Identifiable Assets                18,298         7,827          5,451

     In connection with the Distribution, Cognizant borrowed $300 million on June 24, 1998, which will be used to repay existing intercompany liabilities. The Distribution Agreement provides that upon the Distribution, Cognizant will contribute to IMS Health all cash in Cognizant's accounts other than (i) cash required by Cognizant (to be renamed Nielsen Media Research) to satisfy certain specified obligations and (ii) such additional cash as is necessary for the net borrowings of Cognizant (to be renamed Nielsen Media Research) to be $300 million as of the Distribution Date. This debt will be the obligation of NMR after the Distribution

NOTE 23. GAIN ON SALE OF SUBSIDIARY STOCK (UNAUDITED)

     During the first quarter of 1998, the proceeds from the issuance of shares to Gartner employees, including associated tax benefits, increased Gartner's equity and reduced the Company's ownership interest from 48% to 47.2%. In connection with exercise of stock options and the purchase of stock by Gartner employees, Gartner issued 1,549,156 shares of stock at a weighted average price per share of $6.16 for total cash proceeds of $9,547. Consequently, the Company recognized a SAB51 gain of $7,987 corresponding to the net increase in the underlying value of the investment in Gartner. Deferred taxes on the SAB 51 gain have been provided in the provision for income taxes.

FIVE-YEAR SELECTED FINANCIAL DATA (UNAUDITED)

DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA


                                               1997            1996            1995            1994            1993
RESULTS OF OPERATIONS:
 Operating Revenue                       $1,059,559      $1,411,192      $1,253,688        $995,112        $829,365
 Costs and Expenses(1)(2)                   831,949       1,167,485       1,186,079         849,899         739,408
 Operating Income(1)(2)                     227,610         243,707          67,609         145,213          89,957
 Non-Operating Income--Net(3)                94,864           5,853           7,880          18,852          25,977
 Income from Continuing Operations,
  Before Provision for Income Tax           322,474         249,560          75,489         164,065         115,934
  Provision For Income Taxes                (88,358)       (109,806)        (34,214)        (66,282)        (40,461)
Income from Continuing Operations
  Before Cumulative Effect
  of Accounting Changes                     234,116         139,754          41,275          97,783          75,473
Income from Discontinued Operations,
  Net of Income Taxes (4)                    78,234          55,697          47,606          48,622          33,384
Cumulative Effect of Accounting
 Changes, Net of Income Taxes(5)                 --              --              --              --         (41,143)
Net Income                               $  312,350      $  195,451       $  88,881      $  146,405       $  67,714

Earnings Per Share of Common Stock
Basic
Income from Continuing Operations        $     1.42       $    0.82       $    0.24       $    0.57         $    --
Income from Discontinued Operations,
   Net of Income Taxes                   $     0.47       $    0.33       $    0.28       $    0.29         $    --
Net Income                               $     1.89       $    1.15       $    0.52       $    0.86         $    --
Average Number of Shares Outstanding    165,163,000     169,944,000     169,522,000     169,946,000              --

Diluted
Net Income                                $    1.86       $    1.15       $     .52              --              --
Average Number of Shares Outstanding    167,490,000     170,500,000     171,608,000              --              --
As a % of Operating Revenue:
 Operating Income                              21.5%           17.3%            5.4%           14.6%           10.8%
 Income Before Cumulative Effect
  of Accounting Changes                        22.1%            9.9%            3.3%            9.8%            9.1%
SHAREHOLDERS' EQUITY                     $  801,570      $  872,613      $  604,588      $  606,483      $  540,833
TOTAL ASSETS                             $1,502,089      $1,793,445      $1,398,823      $1,305,114      $1,143,386


(1) 1996 includes a one-time acquisition-related charge of $33,233 related to Gartner's acquisition of J3 Learning Corporation.
(2) 1995 includes a non-recurring charge of $87,770 (see Note 7 to the Consolidated Financial Statements) and an incremental provision for postemployment benefits of $32,500. Also includes restructuring expense of $12,800, $7,957, and $46,408 in 1995, 1994 and 1993, respectively (See Note
     8 to the Consolidated Financial Statements).
(3) Non-Operating Income in 1997 includes Gartner equity income of $65,120, SAB 51 gains of $14,689, and gains from dispositions--net of $9,391. Results for prior years include gains from dispositions--net of $200, $15,124, $21,473 and $21,022 in non-operating income in 1996, 1995, 1994 and 1993, respectively.
(4) Income from Discontinued Operations, net of Income Taxes include a tax provision of $29,527, $43,764, $39,462, $32,801 and $18,014 for 1997, 1996,
     1995, 1994 and 1993, respectively.
(5) 1993 includes the impact of $28,303 for the adoption of SFAS No. 112 and $12,840 for the adoption of SFAS No. 106.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and the Board of Directors of IMS Health Incorporated (accounting successor to Cognizant Corporation):

     Our report on the consolidated financial statements of IMS Health Incorporated as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, is included in this Form 8-K on page 14. In connection with our audits of such financial statements, we have also audited the related financial statement schedule set forth on page 45 of this Form 8-K.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


                                            /s/ Coopers & Lybrand L.L.P.

                                            COOPERS & LYBRAND L.L.P.


New York, New York
February 17, 1998

                            IMS HEALTH INCORPORATED

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
               for the years ended December 31, 1997, 1996 and 1995
                                (In thousands)

       These numbers have been restated to show Nielsen Media Research as a
                             Discontinued Operation


                                                                     COL. B         COL. C         COL. D         COL. E
----------------------------------------------------------------------------------------------------------------------------
                                                                                   Additions
                                                                      Balance      Charged to                     Balance
                                                                     Beginning     Costs and                      at End
                   Description                                       of Period      Expenses      Deductions     of Period
                   -----------                                       ---------     ----------     ----------     ---------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
  For the Year Ended December 31, 1997 ...........................     $11,697         $  462         $8,254       $ 3,905
                                                                     ---------     ----------     ----------     ---------
                                                                     ---------     ----------     ----------     ---------

  For the Year Ended December 31, 1996 ...........................     $ 8,135         $4,093         $  531       $11,697
                                                                     ---------     ----------     ----------     ---------
                                                                     ---------     ----------     ----------     ---------

  For the Year Ended December 31, 1995 ...........................     $ 8,195         $2,646         $2,706       $ 8,135
                                                                     ---------     ----------     ----------     ---------
                                                                     ---------     ----------     ----------     ---------


NOTE:
     (a) Primarily represents the deconsolidation of Gartner Group and the recovery of accounts in 1997; and the charge-off of uncollectible accounts for which a reserve was provided in 1996 and 1995.

ITEM 7.  FINANCIAL STATEMENTS; PRO FORMA FINANCIAL STATEMENTS
AND EXHIBITS

(c)  EXHIBITS

         27.  FINANCIAL DATA SCHEDULE

                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      IMS Health Incorporated




Date: June 29, 1998           By:
                                 -----------------------------------------------
                                  James C. Malone
                                  Senior Vice President - Finance & Controller